UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Marathon Oil Corporation
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Marathon Oil Corporation

2021 Proxy Statement

Notice of Annual Meeting of Stockholders
May 26, 2021

Photo of rig in the Bakken, operated by Marathon Oil Corporation.

LETTER TO STOCKHOLDERS

April 9, 2021

Dear Marathon Oil Corporation Stockholder,

While 2020 was a challenging year for our industry, we are proud of our continued execution of our transparent capital allocation framework that prioritizes free cash flow generation, balance sheet strength and return of capital to investors. Further, we are exceptionally pleased with our record setting safety performance as we successfully managed through the ongoing COVID-19 pandemic as critical essential infrastructure providers.

Marathon Oil is fully committed to best-in-class corporate governance as its foundation for executing its long-term strategy. We have reduced Board and executive compensation for 2021 and modified our framework to enhance alignment with stockholders, incentivize achievement of our core strategic objectives, and encourage the behaviors the Board believe are most likely to maximize long-term stockholder value.
We acknowledge our part in progressing the dual challenge of meeting the world’s energy demands while also addressing global climate goals and we believe our role requires a strategic and pragmatic commitment to innovative solutions for environmental progress. During 2020, we made significant progress in improving our environmental performance. Ultimately, we believe that the oil and gas industry is instrumental in enhancing quality of life and we believe that our products will continue to make up a significant portion of the energy mix even as we transition to a lower carbon future.
We were pleased to welcome two new directors in 2021 with the addition of Brent Smolik, former President and COO of Noble Energy and Holli Ladhani, former President and CEO of Select Energy. We would like to thank Greg Boyce and Doug Foshee for their service to Marathon Oil as they have both informed the board that they will not stand for reelection at our 2021 Annual Meeting. Greg has served as Independent Lead Director since 2019 and has been a board member since 2008. Doug has served as a director since 2018.
Your Board of Directors and management cordially invite you to attend our 2021 Annual Meeting of Stockholders. Due to the public health impact of the Coronavirus and to prioritize the health and safety of meeting participants, the 2021 Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/MRO2021, on Wednesday, May 26, 2021, at 10:00 a.m. Central Time.
We value the communication we have established with our stockholders. We look forward to continuing to hear your views, and we ask for your continued support as we work to maximize the value of your investment in our Company.
We are making our proxy materials accessible online, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please read the Proxy Statement for more information about how to access the proxy materials online.
On April 14, 2021, we plan to mail to our U.S. stockholders a notice explaining how to access our 2021 Proxy Statement and 2020 Annual Report, request a printed copy of these materials and vote online. All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.

Sincerely,

Lee M. Tillman
Chairman, President and Chief Executive Officer

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	PLACE:	RECORD DATE:
Wednesday, May 26, 2021 10:00 a.m. Central Time	www.virtualshareholdermeeting.com/MRO2021	March 29, 2021
Due to the public health impact of the Coronavirus and to prioritize the health and safety of meeting participants, the 2021 Annual Meeting for Marathon Oil Corporation (Annual Meeting) will be conducted exclusively online via the Broadridge Virtual Shareholder Meeting Platform at www.virtualshareholdermeeting.com/MRO2021 on Wednesday, May 26, 2021, 10:00 a.m. Central Time. You can attend the Annual Meeting by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials (Notice), proxy card or voting instructions.

AGENDA
At the Annual Meeting for Marathon Oil Corporation (Marathon Oil or Company), stockholders will be asked to vote on the following proposals:
ITEM 1: Elect 8 directors to serve until the 2022 Annual Meeting (read more on p. 4).
☑ Your Board recommends a vote FOR the election of each director nominee.
ITEM 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2021 (read more on p. 57).
☑ Your Board recommends a vote FOR Proposal 2.
ITEM 3: Approve on an advisory basis our 2020 named executive officer compensation (read more on p. 59).
☑ Your Board recommends a vote FOR Proposal 3.
Other Business: Stockholders will also transact any other business that properly comes before the meeting.
If you plan to attend the meeting, you will need to enter the 16-digit control number found on your Notice, proxy card or voting instructions. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting, and a technical support number will be posted on the login page. Authenticated stockholders admitted to the Annual Meeting may submit questions and vote shares electronically. A list of stockholders entitled to vote at the meeting will be available during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MRO2021, entering your 16-digit control number, and clicking on “Registered Stockholder List.” You will need to complete an attestation form to access the list. If you do not have a control number, you may attend the Annual Meeting as a guest, but will not have the option to vote, view the stockholder list, or submit questions during the Annual Meeting. A recording of the webcast of the 2021 Annual Meeting will be available to the public at www.virtualshareholdermeeting.com/MRO2021 as soon as practicable after the completion of the Annual Meeting.
The Notice is being mailed, and the attached proxy statement is being made available, to our stockholders on or about April 14, 2021. Please read the attached proxy statement carefully and submit your vote as soon as possible. Your vote is important and we hope you will vote as soon as possible. You can ensure that your shares are voted at the meeting by using our online or telephone voting system or by completing, signing and returning a proxy card.

ONLINE	TELEPHONE	MAIL	VIRTUAL MEETING

Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.	You may vote electronically at the Annual Meeting in certain circumstances outlined in this proxy.
By order of our Board of Directors,
Kim Warnica
Senior Vice President, General Counsel and Secretary
April 14, 2021

PROXY STATEMENT

MARATHON OIL | TABLE OF CONTENTS

ABOUT MARATHON OIL CORPORATION
COMPANY OVERVIEW
We are an independent exploration and production company based in Houston, Texas, focused on U.S. resource plays: Eagle Ford in Texas, Bakken in North Dakota, STACK and SCOOP in Oklahoma and Northern Delaware in New Mexico. Our U.S. assets are complemented by our international operations in Equatorial Guinea.
Our overall business strategy is to deliver competitive and improving corporate level returns and sustainable free cash flow through a disciplined reinvestment rate capital allocation framework. Our framework prioritizes free cash flow generation across a broad range of commodity prices by limiting our capital expenditures relative to our expected cash flow from operations. Our strategy includes making a significant portion of our cash flow from operations available for investor-friendly purposes, such as prioritizing return of capital to stockholders and balance sheet enhancement. We are committed to creating long-term value for stockholders. Keeping our workforce safe, minimizing our environmental impact, enhancing the quality of life, maintaining strong corporate governance and protecting our balance sheet are foundational to the execution of our strategy.

FRAMEWORK FOR SUCCESS
CORPORATE RETURNS	FREE CASH FLOW	RETURN OF CAPITAL	DIFFERENTIATED EXECUTION
Disciplined reinvestment in strongest rate-of-return opportunities	Sustainable free cash flow across wide range of commodity prices	Return meaningful capital to investors	Continuously improve performance, reduce costs and deliver on commitments

POWERED BY OUR FOUNDATION
MULTI-BASIN PORTFOLIO	BALANCE SHEET STRENGTH	ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) EXCELLENCE
Capital allocation flexibility, broad market access, supplier diversification, rapid sharing of best practices, platform for talent development	Continue improving investment grade balance sheet; maintain financial strength and flexibility to execute business plan	Best-in-class governance, safe operations, strong environmental performance, trusted partner to local communities
We believe that we must deliver financial outcomes and ESG excellence that are competitive not only with our direct E&P peers but with the broader market as well.

FOCUS ON GOVERNANCE
Our commitment to strong governance practices is illustrated by the following:
» Annual election of directors » Independent Lead Director » Single class of voting stock	» Majority voting standard for directors in uncontested elections » Proxy access by-law » No stockholder rights plan

1 MARATHON OIL | PROXY SUMMARY

FOCUS ON COMPENSATION GOVERNANCE PRACTICES

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares	☒	Offer employment agreements to our executive officers
☑	Engage an independent compensation consultant to advise the Committee	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash payments and accelerated equity vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Dedicate significant time to robust executive succession planning and leadership development each year
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest
☑	Proactively engage with our stockholders on compensation, environmental and governance issues

FOCUS ON HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Our Board’s key oversight role includes reviewing and aligning on corporate strategy, financial integrity and overseeing the sustainability of our enterprise and the strength of our risk management efforts. Our Board believes we have a responsibility to deliver long-term value to our stockholders, while also providing affordable and reliable energy in a responsible, safe and sustainable manner. Our Board has four standing committees that assist with this oversight: Audit and Finance; Compensation; Corporate Governance and Nominating; and Health, Environmental, Safety and Corporate Responsibility (HESCR). Throughout 2020, the Coronavirus pandemic brought about unique circumstances to our industry and the Board and committees played an important role in overseeing the mitigation of the health and safety risks to our Company. The risks associated with Coronavirus impacted our workforce and the way we meet our business objectives. Due to concerns over health and safety, the vast majority of our corporate workforce worked remotely for at least a portion of 2020. Working remotely has not significantly affected our ability to maintain operations and our field offices have operated without disruption. In addition, the HESCR Committee plays a vital role in our sustainability efforts and includes directors with experience in this area. One of the principle functions of the HESCR Committee is to identify, evaluate and monitor: (i) safety, (ii) health, environmental and climate issues, (iii) social, public policy and political trends and (iv) issues and concerns that could affect our business activities and performance. The Compensation Committee also ensures that our sustainability focus carries through certain components of our compensation structure. In 2020, the annual cash bonus incentive program approved by the Compensation Committee included safety and environmental performance metrics and objectives. See “Corporate Governance—Health, Environmental, Safety and Corporate Responsibility” for additional information.

MARATHON OIL | PROXY SUMMARY 2

FOCUS ON HUMAN CAPITAL MANAGEMENT
Our Board believes talent is one of the critical capabilities foundational to delivering on our corporate strategy. Intentional human capital management strategies enable us to attract, develop, retain and reward our dedicated employees. Our Vice President of Human Resources has leadership accountability for our workforce management policies and programs and reports directly to our CEO. Our Board provides oversight to our human capital management strategies as an integral part of our overall enterprise risk management process. Due to the importance of our workforce capabilities, the Board receives updates on our human capital management on a regular cadence.

PROXY OVERVIEW

VOTING ROADMAP	Our Board’s Recommendation
Proposal No. 1: Election of Directors	FOR
Our Board of Directors believes that all of the director nominees listed in the Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.	Pg 4
Proposal No. 2: Ratification of Independent Auditor for 2021	FOR
Our Audit and Finance Committee and Board of Directors believe that the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021 is in the best interest of the Company and its stockholders.	Pg 57
Proposal No. 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2020 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”	Pg 59

3 MARATHON OIL | PROXY SUMMARY

PROPOSAL 1: ELECTION OF DIRECTORS
Under our Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We currently have 10 directors whose terms expire in 2021. Gregory H. Boyce and Douglas L. Foshee are not seeking reelection and their service will end on May 26, 2021. Mr. Boyce will remain as Independent Lead Director through the Annual Meeting, after which time Ms. Donadio will be Independent Lead Director. Our Board of Directors (Board) will be set to eight (8) directors following the Annual Meeting. Each director is nominated for a one-year term expiring at the 2022 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to our Board. Our Corporate Governance and Nominating Committee will recommend to our Board whether to accept or reject the tendered resignation or take other action. Our Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, our Board may fill the position or decrease the size of our Board.

DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chair of the Corporate Governance and Nominating Committee, the CEO and the Corporate Secretary work with a third-party professional search firm to review director candidates and their credentials when the Board believes there is a need. At least one member of the Corporate Governance and Nominating Committee, the Independent Lead Director and the CEO meet with the potential director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Once a director has been selected either by our Board to serve until the next annual meeting or by election at the annual meeting, they undergo orientation and training. The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of directors. Directors should be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency. Selection of director nominees includes a consideration of numerous skills and qualifications, including:
»    an evaluation of their independence;
»    their business or professional experience;
»    their integrity and judgment;
»    their record of public service;
»    their ability to devote sufficient time to the affairs of the Company;
»    their diversity, including diversity of backgrounds and experience they will bring to our Board; and
»    the Company’s needs at that particular time.

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 4

DIRECTOR INDEPENDENCE
All of our directors, other than our CEO, are independent.  In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (NYSE), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family members of the director, organizations with which the director is affiliated and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Corporate Governance and Nominating Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
As part of the determination, the Corporate Governance and Nominating Committee and the Board considered that certain of the directors serve or previously served together on not-for-profit boards of charitable organizations and that the Company made various contributions to certain charitable organizations that the directors are associated with. The Board also took into account that certain entities affiliated or previously affiliated with the directors received payments or paid amounts to the Company in ordinary course business transactions that were at arm’s length and that the Company made survivor pension benefits to an individual related to a director.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that Gregory H. Boyce, Chadwick C. Deaton, Marcela E. Donadio, Jason B. Few, Douglas L. Foshee, M. Elise Hyland, Holli C. Ladhani, Brent J. Smolik and J. Kent Wells are independent.  As CEO of the Company, Mr. Tillman is not independent.

5 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR DIVERSITY
The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate size and composition of the Board. When considering the director nominees, our Board will look at a diverse pool of candidates. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities. The Corporate Governance and Nominating Committee reviews each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience before recommending a candidate to the Board. Below is a summary of the Board diversity for the directors who are standing for reelection.
Board Gender, Ethnicity, Independence, Tenure and Age Diversity

GENDER	ETHNICITY
Three of our eight directors, including the current chairs of the Audit and Finance and HESCR Committees, are female.	25% of our directors self-identify as an ethnicity other than Caucasian/White.

INDEPENDENCE	TENURE	AGE
The NYSE requires that independent directors must comprise the majority of the Board. The Board has determined that each of the nominees, other than Mr. Tillman, meet the NYSE’s independence standards.	We believe the mix between short- and long-tenured directors reflects a balance of company experience and new perspectives.	The average age of the director nominees is 61 years.

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 6

BOARD SKILLS AND EXPERIENCE DIVERSITY MATRIX
Our directors have a diversity of experience and skills that span a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director that is standing for reelection brings to our Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to our Board. More details on each director’s qualifications, skills and attributes are included in the director biographies on the subsequent pages.

	Tillman	Deaton	Donadio	Few	Hyland	Ladhani	Smolik	Wells
Public Company CEO Experience working as a CEO of a public company	●	●		●		●	●
Financial Oversight/Accounting Senior executive level experience in financial accounting and reporting, auditing, corporate financing and/or internal controls or experience in the financial services	●	●	●	●	●	●	●	●
E&P Industry Experience Experience as executives or directors in, or in other leadership positions working with, the exploration and production industry	●	●	●	●		●	●	●
Engineering Expertise Expertise through relevant undergraduate or graduate in engineering disciplines	●				●		●	●
Public Policy/Regulatory Experience in or a strong understanding of the regulatory issues facing the oil and gas industry and public policy on a local, state and national level	●	●	●	●	●	●	●	●
HES Experience Experience in managing matters related to health, environmental, safety and social responsibility in executive and operating roles	●	●		●	●	●	●	●
International Global business or international experience	●	●	●	●	●	●	●	●
Information Technology Experience in or strong understanding of the information technology and cyber-security issues facing the oil and gas industry				●				●
Risk Management Executive experience managing risk	●	●	●	●	●	●	●	●
Outside Public Boards	—	2	2	1	1	—	—	—

7 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE

Chadwick C. Deaton

BUSINESS EXPERIENCE
» Former Executive Chairman and Chairman, Baker Hughes Incorporated, an oilfield services company, Houston, TX (Executive Chairman 2012-2013 and Chairman 2004-2012)
» Chief Executive Officer, Baker Hughes (2004-2011)
» President, Baker Hughes (2008-2010)
» President and Chief Executive Officer, Hanover Compressor Company (2002-2004)
» Senior Advisor to Schlumberger Oilfield Services (1999-2001)
» Executive Vice President, Schlumberger Oilfield Services (1998-1999)
OTHER CURRENT POSITIONS
» Board Member, Ariel Corporation, a private company
» Board Member, Piri Technologies, a private company
» Board Member, University of Wyoming Foundation
» Member, Society of Petroleum Engineers
» Wyoming Governor’s Engineering Task Force
EDUCATION
» B.S. (geology), University of Wyoming
Mr. Deaton’s over 30 years of executive and management experience in the energy business, including over 15 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Former Executive Chairman, Chairman and CEO, Baker Hughes Incorporated
Age: 68
Director since: 2014
Committees:
COMP, CGN, HESCR
Current Public Company Boards:
Air Products and Chemicals, Inc. (Independent Lead Director)
Transocean Ltd. (Chairman)
Public Company Boards During the Past 5 Years:
CARBO Ceramics Inc.

Marcela E. Donadio

BUSINESS EXPERIENCE
» Former Partner, Ernst & Young LLP, a multinational professional services firm, Houston, TX (1989-2014)
» Americas Oil & Gas Sector Leader, Ernst & Young LLP (2007-2014)
» Audit Partner for multiple oil & gas companies, Ernst & Young LLP (1989-2014)
» Joined Ernst & Young LLP in 1976 and served in positions of increasing responsibility, including various energy industry leadership positions
OTHER CURRENT POSITIONS
» Board Member, Theatre Under the Stars
» Member, Corporation Development Committee, Massachusetts Institute of Technology
» Member of National Board, LSU Foundation
» Board Member, Houston Food Bank
EDUCATION
» B.S. (accounting), Louisiana State University
Ms. Donadio has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry, and is a licensed certified public accountant in the State of Texas. Her comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic issues affecting companies in the oil and gas industry. In addition, her extensive audit and public accounting experience in the energy industry, both domestic and international, uniquely qualifies her to serve as a member of our Audit and Finance Committee. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Former Partner, Ernst & Young LLP
Age: 66
Director since: 2014
Independent Lead Director: effective as of May 26, 2021
Committees:
AFC (financial expert), COMP, HESCR
Current Public Company Boards:
NOV Inc., formerly National Oilwell Varco, Inc.
Norfolk Southern Corporation

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 8

Jason B. Few

BUSINESS EXPERIENCE
» President, CEO and Chief Commercial Officer, FuelCell Energy, Inc., a global leader in molten carbonate fuel cell technology focused on enabling a world empowered by clean energy (since 2019)
» President and Director, Sustayn, L.L.C., a privately held cloud-based waste and recycling optimization company (2018-2019)
» Founder and Senior Managing Partner, BJF Partners, L.L.C., a privately held strategic transformation consulting firm (since 2016)
» Senior Advisor, Verve Industrial Protection, a privately held software company (since 2016)
» President and CEO and Director, Continuum Energy, an energy products and services company (2013-2016)
 » President, Reliant Energy and EVP & Chief Customer Officer, NRG (2008-2012)
OTHER CURRENT POSITIONS
» Board Member, Memorial Hermann Healthcare System
» Board Member and past Chairman, American Heart Association
EDUCATION
» BBA (computer systems in business), Ohio University School of Business
» MBA, Northwestern University, J.L. Kellogg
Mr. Few’s broad understanding of advanced technologies, combined with his extensive energy industry experience adds valuable insight to our Company. His service on other publicly traded company boards has given him exposure to a variety of industries and approaches.

President, CEO and Chief Commercial Officer, FuelCell Energy, Inc. Age: 54 Director since: 2019 Committees: AFC, CGN Current Public Company Boards: FuelCell Energy, Inc.

M. Elise Hyland

BUSINESS EXPERIENCE
» Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (2017-2018)
» Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (2013-2017)
» President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)
» President of Equitable Gas Company, a previously owned entity of EQT (2007-2010)
» Joined EQT Corporation in 2000 and served in positions of increasing responsibility in finance, strategic planning and customer service
» Joined Alcoa, Inc. in 1980 and held roles of increasing responsibility in research, materials and business development leading to her appointment as Manager of the Alloy Design Group at Alcoa Research Laboratories
OTHER CURRENT POSITIONS
» Director, Washington Gas Light Company, a private company
EDUCATION
» MBA, Tepper School of Business at Carnegie-Mellon University
» M.S. and B.S. (Metallurgical Engineering and Materials Science), Carnegie-Mellon University
Ms. Hyland has over 15 years of executive level management in both the midstream and manufacturing industries. Through her strong engineering background and leadership, she brings commercial acumen and valuable insight into marketing fundamentals and key issues our Company faces as a publicly traded company in the oil and gas industry.

Former Senior Vice President, EQT Corporation
Age: 61
Director since: 2018
Committees:
AFC, HESCR
Current Public Company Boards:
Entergy Corporation
Public Company Boards During the Past 5 Years:
EQT Midstream Partners, LP

9 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Holli C. Ladhani

BUSINESS EXPERIENCE
» Former President and CEO of Select Energy (2017-2021)
» Chairman, President and CEO, Rockwater Energy Solutions (2017); CEO, Rockwater (2015-2017)
» Joined Rockwater in 2011 and served in positions of increasing responsibility, including Executive Vice President, Chemical Technologies and CFO
» Executive Vice President and CFO, Dynegy Inc. (2005-2011)
» Joined Dynegy in 2000 and served in positions of increasing responsibility including Senior Vice President, Treasurer and Controller
» Joined PricewaterhouseCoopers LLP in 1992 and served in positions of increasing responsibility, including audit department senior manager
OTHER CURRENT POSITIONS
» Board of Trustees, Rice University
» Member, Junior Achievement of Southeast Texas
EDUCATION
» B.A. in Accounting from Baylor University
» M.B.A. (Jones Scholar) from Rice University
Ms. Ladhani’s financial expertise and extensive knowledge of our industry and business provides leadership to our management team and provides the Board with valuable insight. In addition, her executive level experience brings a deep understanding of risk assessment to the boardroom.

Former President and CEO, Select Energy Age: 50 Director since: 2021 Committees: AFC (financial expert), HESCR Public Company Boards During Past 5 Years: Select Energy Noble Energy Atlantic Power

Brent J. Smolik

BUSINESS EXPERIENCE
» Former President and Chief Operating Officer of Noble Energy (2018-2020)
» Chairman, Chief Executive Officer and President, EP Energy Corporation (2012-2017)
» President, El Paso Exploration and Production Company (2006-2012)
» President, ConocoPhillips Canada and Burlington Resources Canada (2004-2006)
» Joined Burlington Resources in 1990 and served in positions of increasing responsibility in engineering and asset management until 2004
» Joined Atlantic Richfield in 1984 and held roles of increasing responsibility in drilling, completion and reservoir engineering until 1990
OTHER CURRENT POSITIONS
» Advisory Board Member, Texas A&M Dwight Look College of Engineering
» Advisory Board Member, Advancing Women Executives in Energy
EDUCATION
» B.S. (Petroleum Engineering), Texas A&M University
Mr. Smolik has over 35 years of leadership, operating and technical experience in the oil and gas industry and brings competencies in strategy, execution and risk management. As a result of his management and board tenures, he also provides valuable insight on governance, governmental affairs and regulatory matters.

Former President and COO, Noble Energy Age: 59 Director since: 2021 Committees: AFC, CGN Public Company Boards During the Past 5 Years: EP Energy Corporation Cameron International Noble Midstream Partners

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 10

Lee M. Tillman

BUSINESS EXPERIENCE
» Chairman (2019-present), Director (2013-2019), President and Chief Executive Officer of Marathon Oil Corporation, Houston, TX (2013-present)
» Vice President of Engineering, ExxonMobil Development Company, 2010-2013
» North Sea Production Manager and Lead Country Manager, ExxonMobil subsidiaries in Stavanger, Norway, 2007-2010
» Acting Vice President, ExxonMobil Upstream Research Company, 2006-2007
» Joined Exxon Corporation in 1989 as a research engineer and served in positions of increasing responsibility
OTHER CURRENT POSITIONS
» Board Member, American Heart Association
» Board Member, American Petroleum Institute
» Board Member, American Exploration & Production Council
» Member, Engineering Advisory Council and Chemical Engineering Advisory Council of Texas A&M University
» Member, National Petroleum Council
» Member, Society of Petroleum Engineers
» Member, Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation
 » Emeritus Board Member, Spindletop Charities
EDUCATION
» B.S. (chemical engineering), Texas A&M University
» Ph.D. (chemical engineering), Auburn University
As our Chairman, President and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Chairman (since 2019), President and CEO of Marathon Oil Corporation Age: 59 Director since: 2013 Chairman since: 2019

J. Kent Wells

BUSINESS EXPERIENCE
» Former Chief Executive Officer and President, Fidelity Exploration & Production Company, an oil and natural gas production company (2011-2015) and Vice Chairman of MDU Resources, the parent company of Fidelity (2013-2015)
» Senior Vice President, BP America (2007-2011)
» General Manager, Abu Dhabi Company for Onshore Oil Operations (2005-2007)
» Vice President, BP America (Rockies 2000-2002 and Gulf of Mexico 2002-2005)
» General Manager, Crescendo Resources LLC (1997-2000)
» Joined Amoco Canada in 1979 and progressed through a number of technical and operating positions with increasing scope and responsibility. Lived and worked in three different countries with the majority of his experience being the U.S. onshore business.
EDUCATION
» BS (mechanical engineering), Queen’s University
Mr. Wells has more than 35 years of experience in the oil and gas industry. Through his CEO, President and General Manager roles he brings competencies and perspective on strategy, operations, technology, regulatory, finance and M&A. Having previously served on two publicly traded company boards, whose business included U.S. onshore shale plays, he brings insight into governance and risk management matters associated with these assets.

Former CEO and President, Fidelity Exploration & Production Company and Vice Chairman of MDU Resources, the parent company of Fidelity
Age: 64
Director since: 2019
Committees:
COMP, HESCR
Public Company Boards During the Past 5 Years:
Newfield Exploration Company
MDU Resources

11 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 1 electing each nominee standing for election as a director.
☑

CORPORATE GOVERNANCE

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board, which met 12 times in 2020. Aggregate attendance for Board and committee meetings was over 98% for the full year. No director attended less than 91% of Board or committee meetings in 2020. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting. Our 2020 Annual Meeting was held virtually. All of our directors nominated at the 2020 Annual Meeting attended the meeting via the Virtual Shareholder Meeting platform.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2020, the directors had ten executive sessions and the non-employee directors held five independent executive sessions.

COMMITTEES OF OUR BOARD
A significant portion of our Board’s oversight responsibilities is carried out through our four standing committees, each of which is comprised solely of independent non-employee directors.
Our four standing committees are the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Health, Environmental, Safety and Corporate Responsibility Committee.

COMMITTEE CHARTERS	COMMITTEE COMPOSITION	COMMITTEE OPERATIONS
Each committee’s written charter, adopted by our Board, is available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Each committee is comprised solely of independent directors as defined under the rules of the NYSE. All members of the Audit and Finance and Compensation Committees meet the additional independence standards under the Securities Exchange Act of 1934 (Exchange Act) Rule 10A-3.

Each committee reports its actions and recommendations to the Board, receives reports from senior leadership, annually evaluates its performance and has the authority to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting.

The following tables show each committee’s current membership, principal functions and number of meetings in 2020, including in-person, virtual and telephonic meetings.

MARATHON OIL | GOVERNANCE 12

AUDIT AND FINANCE Marcela E. Donadio Chair
Members: 6 Independent: 6 2020 Meetings: 6* Audit Committee Financial Experts: 2
* The Committee met with the Company’s internal audit organization and independent auditor at 4 of the meetings, without management present.
Key Oversight Responsibilities:
» Appoints, approves compensation for and oversees the work of the independent auditor.
» Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
» Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
» Reviews, evaluates and assures the rotation of the lead audit partner.
» Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
» Reviews, approves, where applicable, and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting and the annual report.
» Discusses with management guidelines and policies for risk assessment and management.
» Reviews and recommends to our Board dividends, certain financings, loans, guarantees and other uses of credit.
» Reviews codes of conduct and compliance activities.

Members: Marcela E. Donadio*, Chair Gregory H. Boyce Jason B. Few M. Elise Hyland Holli C. Ladhani*† Brent J. Smolik††
* Audit Committee Financial Expert (as defined under the Securities and Exchange Commission’s (SEC) rules), in each case as determined by the Board.
† Ms. Ladhani joined the Audit and Finance Committee in 2021 and will become the Chair of the Committee following the Annual Meeting.
†† Mr. Smolik joined the Audit and Finance Committee in 2021.

COMPENSATION Douglas L. Foshee Chair
Members: 5 Independent: 5 2020 Meetings: 7
Key Oversight Responsibilities:
» Reviews and recommends to our Board all matters of policy and procedure relating to executive officer compensation.
» Reviews and approves corporate philosophy, goals and objectives relevant to the CEO’s compensation, and determines and recommends to the independent directors for approval the CEO’s compensation level based on our Board’s performance evaluation.
» Determines and approves the compensation of the other executive officers and reviews the executive officer succession plan.
» Administers our incentive compensation plans and equity-based plans and confirms the certification of the achievement of performance levels under our incentive compensation plans.
» Engages and oversees external independent compensation consultant.
» Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.

Members: Douglas L. Foshee†, Chair Gregory H. Boyce Chadwick C. Deaton Marcela E. Donadio J. Kent Wells
† Following the Annual Meeting, Mr. Few will join the Compensation Committee and become the Chair.

13 MARATHON OIL | GOVERNANCE

CORPORATE GOVERNANCE AND NOMINATING Chadwick C. Deaton Chair
Members: 5 Independent: 5 2020 Meetings: 5
Key Oversight Responsibilities:
» Reviews and recommends to our Board the appropriate size and composition of our Board, including candidates for election or re-election as directors, the criteria to be used for the selection of director candidates, the composition and functions of our Board committees and all matters relating to the development and effective functioning of our Board.
» Reviews and recommends to our Board each committee’s membership and chair, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.
» Assesses and recommends corporate governance practices, including reviewing and recommending to our Board certain governance policies.
» Oversees the evaluation process of our Board and all committees.
» Reviews and, if appropriate, approves related person transactions.

Members: Chadwick C. Deaton, Chair Gregory H. Boyce Jason B. Few Douglas L. Foshee Brent J. Smolik†
† Mr. Smolik joined the Corporate Governance and Nominating Committee in 2021.

HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY M. Elise Hyland Chair
Members: 5 Independent: 5 2020 Meetings: 2
Key Oversight Responsibilities:
» Reviews and recommends Company policies, programs and practices concerning broad health, environmental, climate change, safety, social, public policy and political issues.
» Identifies, evaluates and monitors health, environmental, safety, social, public policy and political trends and issues and concerns that could affect the Company’s business activities and performance.
» Reviews legislative and regulatory issues affecting our businesses and operations.
» Reviews our political, charitable and educational contributions.

Members: M. Elise Hyland, Chair Chadwick C. Deaton Marcela E. Donadio Holli C. Ladhani† J. Kent Wells
† Ms. Ladhani joined the Health, Environmental, Safety and Corporate Responsibility Committee in 2021.

BOARD OVERVIEW
» Chairman of the Board and Chief Executive Officer: Lee M. Tillman
» Independent Lead Director: On March 17, 2021, the Board announced that Marcela E. Donadio would succeed Gregory H. Boyce, effective May 26, 2021
» Active engagement by all directors
» 7 of our 8 director nominees are independent
» All members of the Audit and Finance Committee, Compensation Committee, Corporate Governance and Nominating Committee and Health, Environmental, Safety and Corporate Responsibility Committee are independent
Our Board believes that continuing to combine the position of Chairman and CEO is in the best interest of our Company at this time.

BOARD LEADERSHIP STRUCTURE
We believe that independent Board oversight is essential. Our Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time.
Our Corporate Governance Principles require that non-employee directors, all of whom are independent, meet at regularly scheduled executive sessions without the CEO present. The Independent Lead Director presides at these meetings. In addition, our Corporate Governance Principles require that all our principal committees be comprised of entirely independent directors. On March 17, 2021, the Board announced that Marcela E. Donadio would succeed Gregory H. Boyce as Independent Lead Director, effective May 26, 2021.

MARATHON OIL | GOVERNANCE 14

INDEPENDENT DIRECTOR LEADERSHIP
As Independent Lead Director, Mr. Boyce is and Ms. Donadio will be, responsible for:
» presiding at independent executive sessions of independent directors;
» reviewing with Mr. Tillman the proposed Board and committee meeting agendas;
» serving as a liaison between the independent directors and Mr. Tillman in discussing issues from the independent executive sessions and ensuring the flow of information;
» reviewing and recommending to Mr. Tillman the retention of consultants who report directly to our Board or committees thereof;
» overseeing Board performance; and
» establishing effective communications with stakeholder groups.

BOARD AND COMMITTEE EVALUATIONS
Each year, our Board performs a rigorous full Board evaluation. In addition, each committee also performs an annual evaluation. The evaluation process is managed by the Corporate Secretary’s office with oversight from the Corporate Governance and Nominating Committee. In 2020, the evaluation process consisted of:

☑	Independent External Board Evaluation - each director completed a formal questionnaire administered by an independent third party to gain additional perspective on the culture of the Board.
☑	Evaluation questionnaires - each director and committee member completed a formal questionnaire. This allows each director and committee member to identify potential improvements.
☑	Individual Discussions - our Independent Lead Director met with each director individually to solicit feedback and have an in-depth conversation.
☑	Board and committee discussions - the Board and each committee met in Executive Session to discuss the results of the evaluation questionnaires.
☑	Independent Lead Director feedback to Board and Chairman - the Independent Lead Director communicated the feedback to the Board from the internal evaluations and the Board reviewed the external independent culture evaluation. The Independent Lead Director also met separately with the Chairman to review feedback.
☑	Implementation of feedback - as a result of the evaluation process, the Board has implemented changes to the Board and committee meetings, including updates to the evaluation process and bringing on additional directors.

OUR BOARD’S ROLE IN RISK OVERSIGHT
While our Board and its committees oversee risk management, Company management is responsible for the day-to-day management of risk. We have a robust enterprise risk management process for identifying, assessing and managing risk and monitoring risk mitigation strategies. Our CEO and CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks. Our Board annually reviews our enterprise risk management process and the latest assessment of risks and key mitigation strategies. Responsibility for risk oversight by our Board and its committees is delegated as set forth below:
»    The Audit and Finance Committee receives regular updates from senior leadership on specific risks identified in the risk management process. These reviews with senior leadership include risks associated with financial and accounting matters and reporting, and operational risks, including cyber-security. The Audit and Finance Committee also monitors compliance with legal and regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure. Protecting the privacy of our systems and networks has long been and will continue to be a priority. The Audit and Finance Committee is committed to maintaining strong and meaningful privacy and security protections. Our Senior Vice President, Technology, Innovation and Chief Information Officer regularly provides reports to senior leadership and the Audit and Finance Committee regarding our ongoing assessment of cyber-security threats and risks, data security programs designed to prevent and detect threats, attacks, incursions and breaches, as well as management, mitigation and remediation of potential, and any actual, cyber-security and information technology risks and breaches. In addition, the Audit and Finance Committee and management review reports from internal audit regarding evaluation of our information technology department on a regular basis.

15 MARATHON OIL | GOVERNANCE

»    The Corporate Governance and Nominating Committee reviews the Board’s and Company’s governance policies and procedures to ensure adherence to best practices and legal requirements. The Corporate Governance and Nominating Committee also reviews director succession planning and committee assignments to ensure the directors’ skills and backgrounds are utilized to the best interests of the Company.
»    The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.
»    The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety, security and climate change. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation.
»    Our Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a strategic nature. Key risks associated with the strategic plan are reviewed annually at our Board’s strategy meeting and periodically throughout the year.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of executive compensation programs in ensuring that our executive officers are incentivized to only take appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:
»    All executive officer compensation decisions are made by either the Compensation Committee, which is comprised solely of independent directors, and/or by the independent directors for CEO compensation level.
»    The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.
»    Our executives do not have employment agreements.
»    The Compensation Committee manages our compensation programs to be competitive with those of peer companies and also monitors our programs against trends in executive compensation on an annual basis against the broader oil and gas industry and general industry of similar market capitalization.
»    Our compensation programs are intended to balance short-term and long-term incentives.
»    Our long-term incentives feature multiple award vehicles and multi-year vesting criteria aligned with long-term ownership, and our executive officers are also subject to ongoing stock ownership requirements.
»    Our annual cash bonus program is based on a balanced set of multiple objective metrics. In addition, the Compensation Committee generally considers the achievement of individual performance goals and overall corporate performance.
»    Annual cash bonuses are paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.
»    Annual cash bonuses and performance share unit awards are subject to a maximum opportunity.
»    The Compensation Committee regularly evaluates share utilization in our 2019 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
»    Our clawback policy applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions.

MARATHON OIL | GOVERNANCE 16

Our 2020 compensation program for our named executive officers followed the above risk assessment. See "Compensation Discussion and Analysis" section for additional details.

HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Managing Risk to Operate Responsibly
Our Board’s key oversight role includes reviewing the sustainability of our enterprise and the strength of our risk management efforts. As mentioned above, our four standing committees assist with this oversight. The Health, Environmental, Safety and Corporate Responsibility Committee plays a vital role in our reviewing our operational risks, including those relating to health, environment, safety, security and climate change and includes directors with experience in this area.
Minimizing Our Environmental Impact
Environmentally responsible, compliant operations are central to our company values. We actively work to mitigate our operational impacts on the air, water and sensitive habitats and reduce our environmental footprint. We strive to go above and beyond regulatory requirements and invest in environmental performance to achieve this goal.
»    Climate Change Risk - We recognize the impact of greenhouse gas (GHG) and other air emissions on global climate and air quality. We work to reduce our emissions and to mitigate current and future transition risks to our business. In addition, we have and intend to continue to make investments in technologies and processes to drive improvement. Our corporate scorecard sets forth metrics and targets that incentivize achieving our goals and are linked to executive and employee pay, such as a climate-related metric added in 2020.
»    Reducing air emissions from our operations - We believe we have a history of taking proactive measures to reduce emissions, including phasing out high-bleed pneumatic controllers, monitoring manual liquids unloading operations and detecting and repairing leaks. Reducing the GHG emissions intensity of our operations is central to our climate risk mitigation strategy and we prioritize lowering methane intensity because of its outsized environmental impact. We continue to evaluate emissions reduction technologies that address the specific needs and constraints of each of our assets.
»    Applying water stewardship practices - We practice responsible water sourcing, conservation, reuse, recycling and proper disposal. Our regional water management strategy is designed to reduce the impacts of our water use on stakeholders and the relevant watersheds, and to minimize risks associated with produced water disposal, supply sourcing and business interruption. We target opportunities that conserve fresh water for community needs while reducing business risk linked to access to water resources.
Creating Safe, Healthy and Secure Workplaces
We are committed to providing safe, healthy and secure workplaces. We continuously strive to improve our procedures, train our workforce to reduce safety risk, reinforce our strong safety culture and build relationships with our contractor workforce. We believe our workforce is trained and ready to respond if natural disasters, security incidents, operational disruptions or other events occur. We also maintain detailed business continuity plans to protect our workforce and continue critical business functions during sustained efforts, including a public health event such as a pandemic. In 2020, we achieved a second consecutive year of record safety performance, as measured by total recordable incident rate (TRIR) for both employees and contractors.

CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address our Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, our Board’s performance review, the Board’s planning and oversight functions, director compensation and director

17 MARATHON OIL | GOVERNANCE

retirement and resignation. The Corporate Governance Principles are available on our website at www.marathonoil.com under Investors—Corporate Governance.

CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers and employees, is available on our website at www.marathonoil.com under Investors—Corporate Governance.  In addition, our Code of Ethics for Senior Financial Officers, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.marathonoil.com under Investors—Corporate Governance.
We intend to disclose any amendments and any waivers to our Code of Ethics for Senior Financial Officers on our website at www.marathonoil.com under Investors—Corporate Governance within four business days. The waiver information will remain on the website for at least 12 months after the initial disclosure of such waiver.

POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies.

HEDGING POLICY
Our Trading of Securities by Directors, Officers and Employee Policy prohibits our directors and officers from pledging, hedging and trading in derivatives of our stock. Excluding derivative securities issued by the Company, no director or officer of the Company may purchase or sell, directly or indirectly through family members or other persons or entities, any financial instrument including, but not limited to, put or call options, the price for which is affected in whole or in part by changes in the price of Company’s securities (including common or preferred stock, debt securities and derivative securities), or conduct any hedging transactions related to such securities. The policy does not apply to non-officer employees.

COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to our Board through the Corporate Secretary office. You may communicate with our outside directors, individually or as a group, by emailing non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The Corporate Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Boyce, Deaton, Foshee, Wells and Ms. Donadio, served on the Compensation Committee for all of 2020. There are no matters relating to interlocks or insider participation that we are required to report.

MARATHON OIL | GOVERNANCE 18

DIRECTOR COMPENSATION
Our Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on our Board or as Chairman. Non-employee director compensation is intended to attract qualified directors, ensure that they are fairly compensated for their contributions to our performance and align the interests of directors and stockholders.

CASH COMPENSATION
Following are the annual cash retainers and fees we paid our non-employee directors for 2020. As part of our broad-based effort to respond to the pandemic market conditions, we implemented cost reduction measures in May 2020. Our Board implemented a temporary reduction of the annual cash retainer for non-employee directors of 20% for the third and fourth quarter of 2020.

Lead Director and Committee Chair Fees for 2020	Amount paid ($)
Annual Board Retainer	$135,000	(1)
Additional Fee for Independent Lead Director	$25,000
Additional Fee for Audit and Finance Committee Chair	$25,000
Additional Fee for Compensation Committee Chair	$25,000
Additional Fee for Corporate Governance and Nominating Committee Chair	$12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	$12,500
(1) Annual Board Retainer reduced from $150,000 to $135,000 in May 2020 as part of the company’s cost reduction measures.
Directors do not receive meeting fees for attendance at Board or committee meetings. Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Company’s Deferred Compensation Plan for Non-Employee Directors (DCP). These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan (Thrift Plan).
Our Board is committed to best-in-class corporate governance, including director compensation. In 2021, as part of the overall reduction to executive compensation, our Board instituted an approximate 25% reduction to total 2021 non-employee director compensation, excluding chair fees and the 2020 temporary reductions. Additionally, the compensation mix for non-employee directors shifted more to equity. Below are the 2021 non-employee director annual cash retainer and fees.

Lead Director and Committee Chair Fees for 2021	Amount ($) effective 1/1/2021	~ 25% reduction in Board compensation for 2021
Annual Board Retainer	$95,000
Additional Fee for Independent Lead Director	$20,000
Additional Fee for Audit and Finance Committee Chair	$20,000
Additional Fee for Compensation Committee Chair	$20,000
Additional Fee for Corporate Governance and Nominating Committee Chair	$12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	$12,500

19 MARATHON OIL | DIRECTOR COMPENSATION

EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2020, non-employee directors received an annual common stock unit award valued at $175,000. These awards were credited to an account on the first business day of the calendar year, based on the closing stock price on the grant date. Directors may elect to defer settlement of their common stock units until after they cease serving on our Board under the Company’s DCP. Directors who make such a deferral election receive dividend equivalents in the form of additional common stock units, which will be settled in common stock.
Directors who elect not to defer their common stock units receive dividend equivalents in cash, payment of which is deferred until the distribution date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the third anniversary of the grant date or (b) the director’s departure from our Board.
For 2021, the non-employee directors’ annual common stock unit award will be valued at $150,000.

Director stock ownership requirement of 5x annual cash retainer	In 2019, we increased our stock ownership guidelines requiring each non-employee director to hold five times the value of his or her annual cash retainer in Marathon Oil stock. Directors have five years from their initial election to our Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. The Corporate Governance and Nominating Committee reviews each non-employee director’s progress toward the requirements during the first quarter of each year. As of March 10, 2021, Ms. Donadio and Messrs. Boyce, Deaton and Foshee meet the requisite threshold, and Mses. Hyland and Ladhani (joined Board March 31, 2021), and Messrs. Few, Smolik and Wells are still within the five-year window.

MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (MEPAC) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		All Other Compensation (2) ($)	Total ($)
Gregory H. Boyce	$160,000	$175,000		$10,000	$345,000
Chadwick C. Deaton	$147,500	$175,000		—	$322,500
Marcela E. Donadio	$160,000	$175,000	(3)	$2,000	$337,000
Jason B. Few	$135,000	$175,000	(3)	—	$310,000
Douglas L. Foshee	$160,000	$175,000		$10,000	$345,000
M. Elise Hyland	$147,500	$175,000	(4)	—	$322,500
Holli C. Ladhani(5)	—	—		—	—
Brent J. Smolik(5)	—	—		—	—
J. Kent Wells	$135,000	$175,000	(3)	—	$310,000

MARATHON OIL | DIRECTOR COMPENSATION 20

(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2020, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2020 for each director is as follows: Mr. Boyce, 64,241; Mr. Deaton, 45,958; Ms. Donadio, 46,156; Mr. Few, 20,538; Mr. Foshee, 33,109; Ms. Hyland, 33,349; Ms. Ladhani, 0; Mr. Smolik, 0; and Mr. Wells, 20,745.
(2)    Represents contributions made under our matching gifts programs.
(3) Messrs. Few and Wells, and Ms. Donadio, deferred 100% of their annual common stock unit award under the DCP.
(4) Ms. Hyland deferred 30% of her annual common stock unit award under the DCP.
(5) Ms. Ladhani and Mr. Smolik joined the Board in 2021 and did not receive any compensation in 2020.

21 MARATHON OIL | DIRECTOR COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of March 10, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	83,511,702	(1)	10.58%
Hotchkis and Wiley Capital Management, LLC 601 S. Figueroa Street 39th Fl Los Angeles, CA 90017	63,889,061	(2)	8.09%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	53,155,343	(3)	6.73%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	50,851,848	(4)	6.40%
(1)    Based on its Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc., as an investment advisor, together with certain of its direct or indirect subsidiaries, beneficially owns 83,511,702 shares, has sole voting power over no shares, shared voting power over 1,058,599 shares, sole dispositive power over 80,732,485 shares and shared dispositive power over 2,779,217 shares.
(2)    Based on its Schedule 13G filed with the SEC on February 11, 2021, are owned of record by clients of Hotchkis and Wiley Capital Management, LLC (HWCM) in its capacity as investment advisor. HWCM disclaims beneficial ownership of such shares. HWCM has sole voting power over 58,904,583 shares, shared voting power over no shares, sole dispositive power over 63,899,061 shares and shared dispositive power over no shares. The securities as to which the Schedule 13G was filed are owned of record by clients of HWCM. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(3)    Based on its Schedule 13G filed with the SEC on February 9, 2021, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 53,155,343 shares, has sole voting and sole dispositive power over no shares, shared voting power over 47,726,087 shares and shared dispositive power over 53,141,151 shares.
(4)    Based on its Schedule 13G/A filed with the SEC on February 5, 2021, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 50,851,848 shares, has sole voting power over 46,503,906 shares, sole dispositive power over 50,851,848 shares and shared voting and shared dispositive power over no shares.

MARATHON OIL | SECURITY OWNERSHIP 22

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 10, 2021, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise indicated by footnote, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise provided, the address of each individual listed below is c/o 5555 San Felipe, Houston, Texas 77056.

Name	Shares(1)	Restricted Stock(2)	Stock Options or Restricted Stock Units Exercisable Prior to May 11, 2020(3)	Total Shares(4)	% of Total Outstanding
Gregory H. Boyce	66,723	—	67,651	134,374	*
Chadwick C. Deaton	25,645	—	59,431	85,076	*
Marcela E. Donadio	20,263	—	59,663	79,926	*
Jason B. Few	—	—	33,963	33,963	*
Douglas L. Foshee	60,000	—	46,501	106,501	*
M. Elise Hyland	—	—	46,766	46,766	*
Holli C. Ladhani	—	—	—	—	*
Brent J. Smolik	—	—	13,392	13,392	*
J. Kent Wells	—	—	34,188	34,188	*
Lee M. Tillman	642,162	—	2,606,017	3,248,179	*
Reginald D. Hedgebeth(5)	28,379	—	160,763	189,142	*
T. Mitchell Little(6)	144,879	—	409,670	554,549	*
Patrick J. Wagner	77,287	93,041	356,515	526,843	*
Dane E. Whitehead	143,548	114,515	402,847	660,910	*
All Directors and Executive Officers as a group (15 persons) (1)(2)(3)				5,953,368	*
*    Does not exceed 1% of the common shares outstanding.
(1)    Includes all shares held, if any, under the Marathon Oil Thrift Plan, a Dividend Reinvestment and Direct Stock Purchase Plan, the Company’s DCP and in brokerage accounts.
(2)    Reflects shares of restricted stock which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(3)    Includes options exercisable and restricted stock units that vest within sixty days of March 10, 2021.
(4)    None of the shares are pledged as security.
(5) Resigned as of December 31, 2020.
(6) Retired as of December 31, 2020.

23 MARATHON OIL | SECURITY OWNERSHIP

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2020. Based on that review, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Douglas L. Foshee, Chair
Gregory H. Boyce
Chadwick C. Deaton
Marcela E. Donadio
J. Kent Wells

MARATHON OIL | COMPENSATION COMMITTEE 24

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail compensation for the named executive officers (NEOs). It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.

2020 NAMED EXECUTIVE OFFICERS
Lee M. Tillman	T. Mitchell (“Mitch”) Little*	Dane E. Whitehead	Patrick J. (“Pat”) Wagner	Reginald D. (“Reggie”) Hedgebeth*
Chairman, President and Chief Executive Officer	Executive Vice President, Operations	Executive Vice President and Chief Financial Officer	Executive Vice President, Corporate Development and Strategy	Executive Vice President, General Counsel and Chief Administrative Officer
*Retired or Resigned NEO as of December 31, 2020. Reflects titles prior to announcement of retirement or resignation. See Summary Compensation Table for additional details.

This Compensation Discussion and Analysis focuses on the Company’s 2020 compensation programs, the impact of pandemic market conditions on outstanding incentive opportunities, how the Company and the Compensation Committee (Committee) responded to market conditions and key features of the new executive compensation program the Company implemented in 2021.

2020 EXECUTIVE SUMMARY
In 2020, our industry faced an unprecedented combination of decreased global energy demand due to pandemic conditions and an oversupplied commodity market, resulting in low commodity prices through most of the calendar year. These market dynamics caused a significant decrease in stock prices at Marathon Oil and in the broader oil and gas industry.
Marathon Oil responded quickly and decisively to the sudden and severe conditions that emerged in the first quarter of 2020 by reducing capital expenditures, managing our cost structure and protecting our balance sheet and free cash flow generation.

25 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Reduced Capital Expenditures		Successfully Managed Cost Structure		Protected Balance Sheet & Free Cash Flow Generation
☑	Reduced 2020 capital expenditures by more than 50% below our original capital budget for the year, resulting in actual spending for 2020 of less than 50% of 2019 spending	☑	Record low 2020 U.S. unit production costs of $4.42/barrels of oil equivalent	☑	2020 free cash flow fully funded $150MM of dividends and repurchases and $100MM gross debt reduction
		☑	Record low 2020 International unit production costs of $2.12/barrels of oil equivalent	☑	Proactively reduced next significant debt maturity (Nov 2022) by half ($500MM)
☑	2020 completed well cost per lateral foot down more than 20% vs. 2019	☑	Total production costs down more than 20% vs. 2019	☑	$3.7B of liquidity at year end 2020, including $0.7B of cash and cash equivalents
		☑	Total G&A expense down more than 20% vs. 2019	☑	Investment grade credit rating at all three primary rating agencies
		☑	Cost saving measures included temporary base salary reductions for Board and certain corporate officers in addition to employee and contractor workforce reductions
2020 Operational and Financial Highlights
Despite the significant capital investment decreases and cash expense reductions, the Company’s employees focused on the delivery of important operating goals and objectives, delivering outstanding results under difficult circumstances.
Key 2020 highlights include:
»    We achieved our second consecutive year of record safety performance in 2020, as measured by our total recordable incident rate (TRIR) for both employees and contractors.
»    At year-end 2020, we had approximately $3.7 billion of liquidity, comprised of an undrawn $3.0 billion credit facility and $0.7 billion in cash, and remain investment grade at all three primary rating agencies.
»    We generated $1.5 billion of cash provided by operating activities despite the lower commodity price realizations and decreased production volumes, which more than fully funded our capital expenditures, share repurchases and dividends in 2020.
»    We reduced our original 2020 capital budget of $2.4 billion down to $1.2 billion.
»    We reduced our gross debt by $100 million through the remarketing of $400 million sub-series B (tax-exempt) bonds coupled with a cash tender for $500 million of our $1 billion 2.8% Senior Notes due 2022, resulting in a 50% reduction to our next significant debt maturity.
»    During the second quarter 2020, we temporarily suspended the quarterly dividends and share repurchases to maximize liquidity. On October 1, 2020, our Board approved a quarterly dividend of $0.03 per share, effective in the fourth quarter of 2020.
»    Total net sales volumes for the year were 383 thousand barrels of oil equivalent per day (mboed), including 306 mboed in the U.S.
»    Our net loss per share was $1.83 in 2020 as compared to a net income per share of $0.59 in 2019.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 26

2020 Executive Compensation Highlights
In early 2020, the Committee continued its ongoing commitment to sound corporate governance and executive compensation practices by approving and awarding performance incentive opportunities that meaningfully aligned executives with stockholder interests. The 2020 program components (as described under 2020 Executive Compensation Program Elements) delivered a consistent design and similar level of award opportunities for our NEOs as they received in 2019. The 2020 compensation program for NEOs featured:
»    Salaries at consistent levels with 2019;
»    Annual incentive opportunities tied to performance against five quantitative metrics and six strategic objectives, with performance aligned with the Company’s original 2020 business plan; and
»    Long-term, stock-based incentive opportunities delivered through performance share units (PSUs) tied to the Company’s relative stockholder return performance, time-vested restricted stock and restricted stock units (RSUs) and stock options.
Stockholder-Aligned Response to Pandemic Market Conditions
In the second quarter, the Company took immediate action to respond to severe market conditions brought on by the Coronavirus pandemic. As part of the cash preservation actions described earlier and to reflect dramatically reduced activity levels, the Company implemented a reduction in force of approximately 16% of U.S. employees.
In conjunction with those actions, executive officers’ base salaries were reduced by 10% and the Board reduced its cash retainer by 20% for the remainder of 2020.
The Committee took no action to replace or supplement the lost compensation value from outstanding equity-based incentives for executive officers, nor did the Committee modify performance objectives on any outstanding long-term performance awards.
2020 Annual Cash Bonus Program Metrics
The Company’s initial annual cash bonus program featured metrics and targets aligned with the original 2020 business plan and capital investment plan. When pandemic conditions sharply reduced energy demand, the Company swiftly scaled back its planned 2020 capital program by nearly 50%. This reduction rendered the original performance objectives under the annual cash bonus program obsolete, and the goals did not align with the Company’s modified business plan for the remainder of 2020.
In July 2020, the Committee approved a revised set of performance metrics and objectives aligned with the prevailing market conditions, and more reflective of the specific safety, operating, and financial objectives the Company aspired to meet for the remainder of the year. See “2020 Annual Cash Bonus” for more information. These revised metrics, targets and objectives offered guidance and motivation for all employees during uncertain conditions. The Committee committed to assess at year end the Company’s performance against these revised objectives within a discretionary evaluation of potential 2020 bonus payments. Due to continued market uncertainties, and the importance of disciplined cash preservation, the Committee made no formulaic commitment to bonus payments that might result from the Company’s performance against the revised objectives. The Committee instead reserved discretion to evaluate the Company’s complete performance under prevailing year-end market conditions and in light of the Company’s overall financial health.
As described later, by year end the Company exceeded all of the revised performance objectives, consistent with the operating and financial highlights described above. In February 2021, the Committee approved 2020 NEO bonus payments at 80% of their original target opportunities. The Committee believes that the Company’s cumulative 2020 performance under extraordinarily difficult conditions merited meaningful recognition through annual bonuses. The Committee also determined that bonus funding should remain below original target levels in alignment with the reduced contributions of the revised business plan.

27 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

2021 COMPENSATION CHANGES
In the second half of 2020, the Committee and the Company’s management embarked on a comprehensive re-evaluation of our executive compensation programs, with input from the Committee’s independent compensation consultant. The review centered on a fundamental belief that the industry’s traditional compensation model no longer aligned with changes within the industry and new performance accountabilities, including excellence in ESG.
The Company sought to design and implement a program in 2021 that addressed concerns that investors have articulated about industry compensation practices. The Company focused on building a compensation program that would support and reward achievement of the following:
»    Demonstrated excellence in ESG, including peer leading safety and reduced greenhouse gas emissions;
»    The generation of sustainable free cash flow and corporate returns at lower and more volatile commodity prices;
»    Differentiated capital efficiency that supports peer-leading enterprise break-even performance;
»    Financial and value creation outcomes that compete with investment opportunities both inside and outside of traditional oil and gas investments; and
»    Total reward opportunities that align more closely with compensation opportunities both within and outside the independent oil and gas E&P industry.
To that end, the Committee approved numerous changes to short-term and long-term incentive metrics, compensation vehicle mix and target officer compensation pay levels, as summarized below.
2021 CEO Compensation

2021 CEO Target Compensation Reduced 25%; LTI Reduced 35%
The Committee reduced total target compensation opportunities for all NEOs under a new program structure that features incentives aligned with business objectives in the new market conditions. The Committee reduced the Chief Executive Officer’s total target compensation opportunity by 25% and reallocated the components to align more closely with observed pay practices across a broader array of US industries, while remaining competitive within observed E&P compensation ranges.

Year	Base Salary	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
2020	$1,200,000	$1,620,000	$9,200,000	$12,020,000
2021	$1,200,000	$1,800,000	$6,000,000	$9,000,000

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 28

2021 Annual Cash Bonus
The Company simplified the 2021 annual cash bonus design to focus on Marathon Oil’s core financial and ESG framework in conjunction with the Committee’s assessment of other year-end results and individual performance. Changes to the annual cash bonus program are intended to bring an immediate focus on items that should positively impact long-term sustainability and shareholder value. The five quantitative performance metrics, which are weighted at 80%, consist of the following:

Key Focus Area	Compensation Metric

Safety	Total Recordable Incident Rate (TRIR)

ESG Excellence	GHG Emissions Intensity

Capital Efficiency / FCF	Corporate FCF Breakeven

Capital Discipline / FCF	Reinvestment Rate

Financial Returns / Balance Sheet	Cash Flow per Debt Adjusted Share
The remaining 20% weighting consists of qualitative objectives not considered by the quantitative metrics, such as prevailing ESG and other business priorities.
2021 Long-Term Incentive Awards

The 2021 long-term incentive (LTI) awards continue to strongly align executive officers with the interests of stockholders. The new program rewards performance aligned with new industry imperatives, including the addition of a cumulative free cash flow generation metric and relative Total Shareholder Return (TSR) compared to the broader market and outside our immediate industry peer group.
Key Change	Objective
Three LTI Vehicles (RSUs, TSR PSUs, FCF PSUs), all denominated in shares	Further diversifies LTI Metrics; tied to share performance & ownership
S&P 500 and S&P Energy added to peer group for TSR PSUs	Mitigates overreliance on TSR vs. E&P peers; promotes strong performance vs. broader market
Introduction of FCF PSUs	Underscores commitment to sustainable FCF
The 2021 LTI award consists of three vehicles, all denominated in shares:
»    Free cash flow accountability (FCF PSUs). Performance units tied to cumulative free cash flow generated against fixed targets, over a two-year performance period
»    Broader relative stockholder return performance (TSR PSUs). Performance units tied to three-year relative TSR performance against the S&P 500 Index, the S&P Energy Index and 10 industry peer companies
»    Consistent alignment with stockholders (RSUs). Restricted stock units that time-vest over three years, subject to continued employment conditions

29 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

COMPENSATION PHILOSOPHY
Our success is based on financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are to:

Pay for performance
Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.

Encourage creation of long-term stockholder value	Equity awards and stock ownership requirements align our executives’ interests with those of our stockholders. Our NEOs’ long-term incentive awards feature equity-based grants with large portions tied to financial performance and long-term stockholder returns.
Pay competitively
We provide market-competitive pay levels to attract and retain the best talent, and we regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.

COMPENSATION GOVERNANCE AND BEST PRACTICES
The Committee periodically evaluates market best practices and pay programs at other companies, and modifies our compensation program as necessary. The Committee seeks to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares	☒	Offer employment agreements to our executive officers
☑	Engage an independent compensation consultant to advise the Committee	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions with our company stock, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash payments and accelerated vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Dedicate significant time each year to robust executive succession planning and leadership development
☑	Incorporate compensation clawback provisions in annual and long-term incentives
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest
☑	Proactively engage with our stockholders on compensation, environmental and governance issues

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 30

PAY FOR PERFORMANCE
Our executive compensation program creates a strong alignment with stockholder interests. We deliver the largest portion of NEO compensation through equity-based, long-term incentives that tie eventual realized compensation to the absolute and relative performance of our stock. Our annual bonus delivers payments directly aligned with performance against our strategic, operational and financial commitments each year.
The compensation that Mr. Tillman will realize from his outstanding awards and opportunities has aligned well with stock price and company performance. His reported pay, as detailed in the Summary Compensation table, does not reflect the actual value he realizes from at-risk incentive opportunities.

Mr. Tillman’s realized compensation from the total opportunities awarded from 2018 through 2020 aligns well with stock price and company performance and with the Company’s annual employee safety, operating and financial performance. The bar charts below compare each year’s total target compensation opportunity awarded to Mr. Tillman in each of the past three years, and the amounts Mr. Tillman has actually realized, or is on track to realize, as of December 31, 2020.

Target vs. Realized Pay

Total realized or realizable compensation for each year include each year’s base salary paid, actual annual bonus earned, and the December 31, 2020 value of each year’s long-term incentive award, based on the Company’s absolute and relative stock price performance over each respective performance and vesting periods. Target compensation represents annual salary rate, target bonus opportunity and intended grant date value of long-term incentive awards.

HOW WE DETERMINE EXECUTIVE COMPENSATION
Compensation Committee
The Committee is responsible for establishing and overseeing executive compensation programs and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, peer group data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.

31 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Engagement
The Committee considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated outreach initiatives when making compensation decisions.

At our 2020 Annual Meeting, our stockholders expressed support for the Company’s proposals and all of our agenda items were approved. Within those approvals, approximately 93% of shares voted were in favor of our 2020 “say-on-pay” agenda item. Overall, investor feedback has been positive regarding our executive compensation program and its link between our pay and performance both philosophically and historically.
2020 “Say-on-Pay” Support 93%
In 2020, we engaged with and solicited valuable feedback from a broad base of investors on various topics, such as compensation, environmental issues and governance practices. We then shared this feedback with the Committee and our Board. As a result of these conversations, we added a greenhouse gas intensity metric for the 2020 annual cash bonus program and retained that metric for 2021. The changes for 2021 as described in more detail under “2021 Compensation Changes” were also made in part as a result of these conversations. We remain committed to engaging stockholders regularly and to ensuring alignment of our compensation programs and stockholder interests.
Compensation Consultant
For 2020, the Committee directly engaged Meridian Compensation Partners LLC (Meridian) as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on items such as emerging industry trends (in both broader oil and gas and general industries), legislative issues, defining the Company’s peer group and benchmarking our executive compensation programs against the peer group. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
The CEO’s Role
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. All final compensation decisions for our executive officers are made by the Committee, except that the independent members of our full Board determine and approve the CEO’s compensation level. The CEO does not provide recommendations or participate in Committee or Board discussions concerning his own compensation.
Peer Group
Peer group benchmarking is one of several factors the Committee considers in setting pay. Our peer group, which the Committee reviews annually, is comprised of independent exploration and production companies that the Committee believes provide the best external benchmarks for the market in which we compete for executive talent and for general company performance.
In its review of the peer group for 2020, the Committee considered pertinent financial measures for each company, as shown (in millions) in the table below, including enterprise value and market capitalization as of December 31, 2019, assets as of the most recent quarter and revenue based on a trailing twelve month period as of the most recent quarter.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 32

	Enterprise Value	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$18,713	$9,975	$18,078	$6,287
Marathon Oil	$15,433	$10,863	$20,373	$5,071
Following its review of the peer group, the Committee removed Anadarko Petroleum Corporation due to its acquisition by Occidental and replaced it with Cimarex Energy Co.

2020 Peer Group Companies
Apache Corporation	Hess Corporation
Chesapeake Energy Corporation	Murphy Oil Corporation
Cimarex Energy Co.	Noble Energy, Inc.*
Continental Resources, Inc.	Ovintiv Inc.
Devon Energy Corporation	Pioneer Natural Resources Company
EOG Resources, Inc.
* Due to acquisition, Noble Energy, Inc. (Noble) was removed from the peer group in 2020.
Compensation Benchmarking Process
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our peer group, based upon information gathered and provided by Meridian through surveys and public company disclosure. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee has typically aligned executive total direct compensation opportunities at the 50th percentile of similar opportunities across the peer group, adjusted for internal parity and individual factors across executives. We define total direct compensation as the sum of base salary, target annual cash bonus and the target grant-date value of long-term incentive awards.
In October 2019, Meridian provided the Committee a market analysis that included information regarding peer group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, NEO compensation levels varied by individual, but overall were appropriately positioned relative to 50th percentile benchmarks of comparable roles. Additionally, as part of this exercise, the Committee reviewed supporting benchmarks for the broader oil and gas industry and general industry.

2020 EXECUTIVE COMPENSATION PROGRAM ELEMENTS
Our executive compensation program includes base salary, annual cash bonuses, LTI awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and LTI awards, is “performance-based,” and the opportunity to earn those awards is largely dependent on Company and individual performance. The Committee determines a total compensation opportunity for each executive officer based on a review of compensation benchmarks from independent upstream companies, broader oil and gas companies and general industry, a review of our compensation philosophy and the Committee’s subjective judgment. Because the Committee does not set fixed percentages for each element of compensation, the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.

33 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

90% of CEO’s total target direct compensation influenced by Company performance
Ninety percent of our CEO’s total target direct compensation is influenced by Company performance. The allocation of our compensation components, with a significant emphasis on LTI awards, aligns with the practices of our peer group. The following pie charts reflect the 2020 pay mix of total target direct compensation components for our CEO and other NEOs, respectively.

2020 TOTAL TARGET DIRECT COMPENSATION OVERVIEW
The Committee determined 2020 base salaries, target annual cash bonus opportunities and LTI awards in February 2020. Given changes in the macro environment, the Committee later approved reductions in base salaries and changes to the annual cash bonus program, which are further described under “Base Salary” and “Annual Cash Bonus.” The Committee determined the payment of 2020 annual cash bonuses in January 2021, after 2020 business results were known and audited.
The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2020 as part of our regular compensation program. The amounts shown differ from the amounts shown in the Summary Compensation Table because this table provides the target value for short-term and LTI compensation. Target LTI values reflect established compensation valuation methodologies that are similar to, but may differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Name	2020 Base Salary*	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
Mr. Tillman	$1,200,000	$1,620,000	$9,200,000	$12,020,000
Mr. Little	$600,000	$510,000	$2,500,000	$3,610,000
Mr. Whitehead	$590,000	$501,500	$2,500,000	$3,591,500
Mr. Wagner	$500,000	$425,000	$2,000,000	$2,925,000
Mr. Hedgebeth	$575,000	$488,750	$1,800,000	$2,863,750
*2020 Base Salary reflects salaries initially approved by the Committee in February 2020.

BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the market 50th percentile and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2020, the Committee reviewed base salaries and the considerations noted above. The Committee determined to make no base salary increases for the NEOs at that time, except for Mr. Whitehead who was

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 34

positioned below the median of the peer benchmark at the time of the analysis. He received a base pay increase for closer market compensation alignment effective March 1, 2020.
As part of the Company’s broad-based effort to respond to the COVID-19 pandemic, the Company implemented cost reduction measures in April 2020, including the Committee’s approval of a 10% temporary reduction in base salary for the NEOs for the period of May 4, 2020 through the end of 2020.

Name	Base Salary as of March 1, 2020	Base Salary as of May 4, 2020	Base Salary as of January 1, 2021
Mr. Tillman	$1,200,000	$1,080,000	$1,200,000
Mr. Little	$600,000	$540,000	N/A
Mr. Whitehead*	$590,000	$531,000	$590,000
Mr. Wagner	$500,000	$450,000	$500,000
Mr. Hedgebeth	$575,000	$517,500	N/A
* Mr. Whitehead's base pay was increased from $575,000 to $590,000 effective March 1, 2020, which was then subject to the 10% temporary reduction effective May 4, 2020.

ANNUAL CASH BONUS
The Company maintains an annual cash bonus program that rewards executives for the Company’s achievement of short-term financial, operational and strategic goals that drive stockholder value and for their individual performance during the year. At the beginning of the year, the Committee determines a fixed target bonus dollar opportunity for each executive, based on an observed range of market practices and relative internal parity across roles. The executive can earn from 0% to 200% of the target bonus opportunity based on the Company’s performance against a scorecard of quantitative business metrics and strategic objectives and the individual’s performance. In 2020, no individual performance adjustments were applied.

OFFICER BONUS FRAMEWORK
[	Base Salary	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 70% Quantitative Performance 30% Strategic Performance	+/-	Individual Performance Adjustment	=	Annual Bonus Payout
Original 2020 Performance Metrics and Strategic Objectives
In December 2019, the Committee established quantitative performance metrics for the bonus program using the same menu of performance metrics and relative weighting as in the 2019 annual bonus program. These original 2020 quantitative performance metrics continued to emphasize operational excellence, financial leadership, personal safety and environmental stewardship. The scorecard included six strategic objectives for consideration.
The Company also uses this same scorecard to determine bonus funding for employees across the Company. The scorecard conveys to employees the Company’s top priorities and collective business objectives for the entire organization to focus on and achieve.

35 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the targets and weightings established by the Committee at the end of 2019 for 2020.

Critical Capability	Weight (%)	Performance Measure	Original Target
Operational Excellence	10	TRIR(1)	0.47
	25	Production, MBOEPD(2)	410
Financial Stewardship	25	Cash Costs, $/BOE(3)	6.62
	15	F & D Cost, $/BOE Reserve(4)	22.05
	25	EBITDAX, $/BOE(5)	20.97
Strategic Objectives	Year-on Year improvement in Cash Return on Invested Capital (6)
	Year-on Year improvement in Cash Flow per Debt Adjusted Share (7)
	Total Resource additions (excluding dispositions) (8)
	Safe, Clean, Responsible Days (9)
	Cash returns to stockholders (10)
	Year-on Year improvement in total GHG emissions intensity (11)
(1) Calculated by dividing (a) the Occupational Safety and Health Administration (OSHA) recordable incidents multiplied by 200,000 by (b) the total number of exposure hours. This metric includes both Company employees and contractors and is applied to Company operated properties only.
(2) Available for sale, adjusted for catastrophic events, changes in business climate, acquisitions and divestitures.
(3) Cash cost includes direct expense, indirect expense, general and administrative expense; adjusted for legal settlements, pay for performance, special items, acquisitions and divestitures. Production denominator is recorded sales adjusted for catastrophic events, changes in business climate, acquisitions and divestitures.
(4) F&D cost includes development CapEx (excluding acquisition costs). Reserves exclude acquisitions, dispositions and impairments as a result of price impact.
(5) Earnings before interest, taxes, depreciation, amortization and exploration adjusted for special items. Production denominator is recorded sales adjusted for catastrophic events, changes in business climate, acquisitions and divestitures.
(6) Cash return on invested capital is calculated by dividing cash flow (defined as operating cash flow before working capital plus net interest after tax) by invested capital, which is the sum of average stockholders equity and average net debt.
(7) Cash flow per debt adjusted share is calculated by dividing cash flow (defined as operating cash flow before working capital + net interest after tax) by total shares including debt shares (debt shares are the average net debt during a calendar year divided by the average annual stock price, or simply equitizing debt).
(8) Total resource additions excluding dispositions
(9) Safe, clean, responsible days – No serious events, no recordable injuries and no spills to the environment experienced companywide
(10) Total cash return to stockholders is calculated as dividend plus share repurchase
(11) Total GHG emissions intensity excluding acquisitions & dispositions
Response to Market Conditions: Revised 2020 Bonus Methodology
In April 2020, the Company developed an entirely new business plan to respond to pandemic-related market conditions and the severe decrease in commodity prices. The Company dramatically reduced its total spend, including a nearly 50% reduction in planned capital investments and a 20% reduction in cash operating expenses, relative to the initial 2020 budget.
The significant shift in financial and operating objectives rendered obsolete some of the underlying priorities and goals in the original bonus scorecard. The new business plan required the Company to issue revised goals and objectives to executives and the broad workforce, to focus the entire organization on critical performance criteria under the severe market conditions.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 36

In July 2020, the Committee approved a revised 2020 bonus methodology, featuring performance metrics and strategic objectives aligned with the new business plan. Under the new methodology, the Committee committed to evaluate the Company’s 2020 performance against both the original and revised scorecards, along with the prevailing market conditions and the Company’s financial health, to determine whether any bonus funding was appropriate, and if so, at what levels.
The revised scorecard featured the following metrics and objectives.

Critical Capability	Performance Measure	Revised Target
Operational Excellence	TRIR	0.47
	Production, MBOEPD	377
Financial Stewardship	Cash Costs, $/BOE	6.50
	EBITDAX, $/BOE	11.73
Strategic Objectives	Year-on Year improvement in Cash Return on Invested Capital
	Year-on Year improvement in Cash Flow per Debt Adjusted Share
	Safe, Clean, Responsible Days
	Year-on Year improvement in total GHG emissions intensity
Annual Cash Bonus Payouts Earned for 2020
In January 2021, the Committee followed the revised methodology to determine earned bonuses for 2020. The Committee reviewed performance against both the original and revised scorecards, along with the prevailing market conditions and the Company’s financial health.
The Committee observed that the Company responded well to 2020’s historic volatility and severe economic conditions. The Company exceeded all objectives under the revised scorecard, and met or exceeded several objectives on the original scorecard.

Critical Capability	Performance Measure	Original Target	Revised Target	Actual 2020 Performance
Operational Excellence	TRIR	0.47	0.47	0.24
	Production, MBOEPD	410	377	383
Financial Stewardship	Cash Costs, $/BOE	6.62	6.50	5.94
	EBITDAX, $/BOE	20.97	11.73	12.26
Strategic Objectives	Approximately 12% Year-on Year improvement in Cash Return on Invested Capital
	Approximately 7% Year-on Year improvement in Cash Flow per Debt Adjusted Share
	Achieved 97% asset average of Safe, Clean, Responsible Days
	19% Year-on Year improvement in total GHG emissions intensity
The Committee also considered additional context for the Company’s outperformance against these objectives, including:
»    Employees achieved these results while many were working under difficult conditions or remotely in order to protect their health and the health of their families.
»    In total, the revised business plan represented a lower level of performance achievement than the Company had originally planned for 2020.

37 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

»    The Company’s investors had experienced significant decreases in share value during 2020, and had not fully recovered their losses by year’s end.
»    Cash expense management, including the cash spend on earned bonuses, remained a high priority.
With this information and context, the Committee approved payment of NEO annual bonuses at 80% of the original target values, as listed in the following table.

	Bonus Eligible Earnings*	Bonus Target	Target Bonus Opportunity	Percent of Target Achieved	Actual Bonus Payout
Mr. Tillman	$1,200,000	135%	$1,620,000	80%	$1,296,000
Mr. Little	$600,000	85%	$510,000	80%	$408,000
Mr. Whitehead	$587,404	85%	$499,293	80%	$399,435
Mr. Wagner	$500,000	85%	$425,000	80%	$340,000
Mr. Hedgebeth*	$575,000	85%	$488,750	80%	N/A
*Eligible earnings were calculated without regard to the temporary 2020 base pay reductions. Mr. Hedgebeth did not receive a bonus payment as he resigned prior to bonus payout.

LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term and are intended to represent the largest portion of the NEO’s total direct compensation. LTI is designed to incentivize executives to achieve strategic goals that will maximize long-term stockholder value and also encourage retention through continued service requirements. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance.
The Committee awards LTI based on a target award value that reflects competitive market data, each NEO’s performance and each NEO’s target total compensation. The 2020 target award value for NEOs was allocated 50% to performance units, 20% to stock options and 30% to restricted stock or restricted stock units.
Each year, the Committee grants LTI awards at its regularly scheduled February meeting. The grant date for such awards is generally the meeting date. The actual LTI compensation realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting or exercise, and in the case of performance units, our TSR relative to that of the companies in our peer group.
2020 Long-Term Incentive Awards
After considering competitive market data, the demand for talent, cost considerations and the performance of both the Company and the individual NEOs, the Committee awarded LTI to each NEO consistent with our normal grant timeline resulting in a grant date of February 19, 2020.
The table below lists the target grant date LTI value for each NEO. The Committee’s methodologies to deliver target LTI values are similar to, but can differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table. Additional information about each LTI award, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 38

Total 2020 LTI Awards Target Value
Name	Annual Target
Mr. Tillman	$9,200,000
Mr. Little	$2,500,000
Mr. Whitehead	$2,500,000
Mr. Wagner	$2,000,000
Mr. Hedgebeth	$1,800,000
Performance Units
The Committee believes that a performance unit program based on TSR relative to peer companies aligns pay and Company performance. The industry peers selected for each performance cycle generally match the industry peers used for compensation benchmarking. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. The 2019 and 2020 performance units, if earned, will be paid in stock. The 2018 performance units are cash settled.
2020 Performance Units
In February 2020, the Committee awarded the NEOs performance units that will vest based on relative TSR for the three-year performance period ending December 31, 2022. The percentage of units earned ranges from 0% to 200% of the units granted based on the payout table below. Each NEO will receive vested shares of common stock equal to the number of units granted multiplied by the payout percentage. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period. Under the 2020 award terms, if there is announcement during the performance period of an event that if completed would result in a peer group member either ceasing to exist or no longer being a company for which TSR can be calculated from publicly available information, then upon such announcement, that peer group member is removed from the peer group. The payout percentages are then adjusted accordingly by the Committee over the remaining peer group members to preserve a reasonably similar payout stratification as the original scale, while accounting for the reduced number of peer group members. Since the time of grant, Noble Energy, Inc. (Noble Energy) has been acquired and therefore, has been removed from the peer group. The payout percentages for each ranking were recalibrated over the 11 companies, as shown in the following payout table.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11
Payout (% of Target)	200%	180%	160%	140%	120%	100%	80%	60%	0%	0%	0%
2019 Performance Units
The performance units granted in February 2019 have a performance period end date of December 31, 2021 and as of December 31, 2020 followed the payout table below. As with the 2020 performance units, these awards, if earned, are paid in stock, except for accrued dividend equivalents, which are paid in cash. In accordance with the award agreement terms, in the event that any companies in our peer group either cease to exist or are no longer a company for which TSR can be calculated from publicly available information, Cimarex Energy Co. (Cimarex) and Concho Resources Inc. (Concho) were designated as replacement companies (in that order). Anadarko Petroleum Corporation (Anadarko) and Noble Energy, which were part of the peer group in 2019, have since been acquired and were replaced with Cimarex and Concho, respectively, per the award agreement terms.

39 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
In the first quarter of 2021, Concho was acquired. Under the award terms, no replacement peer companies remained. Therefore, the Committee approved recalibrating the payout percentages over the smaller 11 company peer group.
2018 Performance Units
For the performance period ending December 31, 2020, we ranked 5 out of 12 companies. Per the award agreement terms as approved by the Committee at the time of grant, due to their acquisitions, Anadarko and Noble Energy, both part of the peer group in 2018, were replaced with Cimarex and Concho, respectively. In January 2021, the Committee determined final payout values for each NEO. Although we ranked 5 out of 12 companies, the payout was capped at 100% due to negative TSR. The payouts, which were made on January 28, 2021, were $1,894,887, $574,214, $505,306, $413,433 and $367,497 for each of Messrs. Tillman, Little, Whitehead, Wagner and Hedgebeth, respectively.

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
Stock Options
Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the grant date.
Stock options granted according to our normal annual grant timeline generally have a three-year ratable vesting period and a maximum term of ten years.
Restricted Stock and Restricted Stock Units
The Committee awards restricted stock, or restricted stock units for individuals who are retirement eligible during the vesting period, for diversification of the LTI award mix, for consistent alignment between executives and stockholders and for retention purposes. Restricted stock and restricted stock units provide recipients with the opportunity for capital accumulation, leading to retention and stock ownership and a more predictable long-term incentive value than is provided by performance units or stock options.
Restricted stock and restricted stock units awarded generally vest in full on the third anniversary of the grant date. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares and restricted stock unit recipients receive dividend equivalents on the restricted stock units and do not have voting rights during the vesting period.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 40

OTHER BENEFITS
Perquisites
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review. We do not provide any tax gross-ups on these perquisites. The perquisites available to our NEOs include reimbursement for certain tax, estate and financial planning services up to $15,000 per year, an enhanced annual physical examination and a Company-provided car service for our CEO. Limited personal use of the Company aircraft is also available to our NEOs, and family members and guests may also accompany officers on business travel. Any aggregate incremental cost to the Company resulting from the personal use of the Company aircraft would be included in the “All Other Compensation” column of the Summary Compensation Table. Our NEOs also participate in the health, retirement, matching gift program and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2020.
Retirement Benefits
We offer our NEOs the opportunity to provide for retirement through four plans.
»    Marathon Oil Company Thrift Plan (Thrift Plan) – A tax-qualified 401(k) plan.
»    Retirement Plan of Marathon Oil Company (Retirement Plan) – A tax-qualified defined benefit pension plan.
»    Excess Benefit Plan (Excess Plan) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Thrift Plan and the Retirement Plan.
»    Marathon Oil Company Deferred Compensation Plan (Deferred Compensation Plan) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her eligible compensation.
The Thrift Plan and the Retirement Plan are broad-based plans that are open to all eligible employees of the Company. Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also currently sponsor retiree medical plans for a broad-based group of employees, including the NEOs hired before 2017.
Change in Control and Severance Benefits
Our NEOs do not have employment agreements but are eligible for change in control termination benefits under the Marathon Oil Corporation Officer Change In Control Severance Plan (Change in Control Plan), as described under “Potential Payments upon Termination or Change in Control.” We believe these change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of stockholders.
Our Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements (not including the Change in Control Plan) for senior executive officers that would require payment of certain cash severance benefits exceeding 2.99 times the officer’s base salary plus the most recent annual cash bonus paid.

41 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP REQUIREMENTS
All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders.

EXECUTIVE OFFICER STOCK OWNERSHIP REQUIREMENTS		CEO’s actual stock ownership over 10 x base salary
Position	Multiple of Base Salary
Chief Executive Officer	6
Executive Vice Presidents	4
Senior Vice Presidents	2
Vice Presidents	2
Executive officers have five years from their respective appointment or promotion dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements during the first quarter of each year to determine whether the market value of shares, including the value of unvested shares, satisfies our requirements. Stock options and performance units are not counted as shares owned in measuring stock ownership. Executive officers who do not hold the required level of stock ownership must hold the shares they receive upon vesting of restricted stock, restricted stock units or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. As of March 10, 2021, the date used in the beneficial ownership table above, each currently employed NEO meets the requisite threshold. To ensure that they bear the full risks of stock ownership, our officers, including our executive officers, are prohibited from engaging in hedging transactions related to our stock.

TAX CONSIDERATIONS
The Committee considers the tax effects to both the Company and the NEOs when making executive compensation decisions. While the Committee endeavors to deliver compensation in a tax efficient manner, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations imposed by Section 162(m) of the Internal Revenue Code, which limits the deduction that we can take to $1 million per “covered employee” each year.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 42

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non‑ Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Lee M. Tillman	2020	1,167,692	—	7,135,923	1,830,414	1,296,000	364,600	269,089	12,063,718
Chairman, President and Chief Executive Officer	2019	1,189,615	—	8,421,294	1,791,293	1,944,000	403,012	301,637	14,050,851
	2018	1,139,808	—	6,600,008	1,742,669	2,242,500	240,620	245,269	12,210,874
T. Mitchell Little (1)	2020	583,846	—	1,939,102	497,395	408,000	860,744	106,686	4,395,773
Executive Vice President, Advisor to the CEO and EG Operations	2019	600,000	—	2,288,392	486,762	612,000	1,205,873	120,042	5,313,069
	2018	600,000	—	2,625,027	528,081	765,000	—	102,836	4,620,944
Dane E. Whitehead	2020	570,942	—	1,939,102	497,395	399,435	123,720	111,998	3,642,592
Executive Vice President and Chief Financial Officer	2019	575,000	—	2,196,851	467,293	586,500	129,892	111,561	4,067,097
	2018	575,000	—	1,760,013	464,715	733,125	90,992	104,273	3,728,118
Patrick J. Wagner	2020	486,539	—	1,551,274	397,914	340,000	128,368	101,090	3,005,185
Executive Vice President, Corporate Development and Strategy	2019	500,000	—	1,830,706	389,408	586,500	133,963	120,294	3,560,871
	2018	500,000	—	1,890,025	380,221	637,500	82,286	108,294	3,598,326
Reginald D. Hedgebeth (1)	2020	559,519	—	1,396,142	358,125	N/A	105,823	98,603	2,518,212
Executive Vice President, General Counsel and Chief Administrative Officer	2019	575,000	—	1,556,101	331,000	596,283	121,695	98,973	3,279,052
	2018	575,000	—	1,280,010	337,977	646,875	85,354	88,346	3,013,562
(1) In May 2020, Mr. Little announced his intention to retire from the Company at the end of 2020, and effective May 4, 2020, Mr. Little ceased serving as the Company’s Executive Vice President, Operations and transitioned to the role of Executive Vice President, Advisor to the Chief Executive Officer with oversight for Equatorial Guinea operations, continuing to serve in an executive officer capacity through December 31, 2020. Mr. Little remained with the Company through year-end 2020. Additionally, Mr. Hedgebeth resigned his titles effective December 2, 2020, and gave notice of his intention to resign from the Company effective at year-end 2020. Mr. Hedgebeth continued to serve in an executive officer capacity and as a legal advisor to the Company through December 31, 2020.
(2)    These columns reflect the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 19 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2020, December 31, 2019 and December 31, 2018. For 2018, 2019 and 2020, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in February 2018, February 2019 and February 2020, respectively. Grants made in February 2018 will be settled in cash and grants made in February 2019 and February 2020 will be share settled. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The maximum (200%) payouts for the 2020 performance units using the December 31, 2020 closing stock price of $6.67 would be: for Mr. Tillman, $5,860,929; Mr. Little, $1,592,636; for Mr. Whitehead, $1,592,636; for Mr. Wagner, $1,274,103; and for Mr. Hedgebeth, $1,146,693. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentive Awards” for further detail on our performance unit program.

43 MARATHON OIL | EXECUTIVE COMPENSATION

(3)    This column reflects annual cash bonus payments, determined by the Committee and paid in the first quarter of the following year respectively, pursuant to the Company’s annual cash bonus program. These awards are discussed in further detail in our Compensation Discussion and Analysis under “Annual Cash Bonus.”
(4)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not provide above-market or preferential earnings. In 2018 for Mr. Little, the actual change in accumulated benefit decreased by $226,165.
(5)    The following table describes each component of the “All Other Compensation” column for 2020 in the Summary Compensation Table. For additional information regarding perquisites, see “Perquisites” in our Compensation Discussion and Analysis.

Name	Company Physicals(a) ($)	Tax & Financial Planning(b) ($)	Misc.(c) ($)	Company Contributions to Defined Contribution Plans(d) ($)	Matching Contributions(e) ($)	Total All Other Compensation ($)
Mr. Tillman	977	15,000	29,844	215,768	7,500	269,089
Mr. Little	977	15,000	—	83,709	7,000	106,686
Mr. Whitehead	977	15,000	—	81,021	15,000	111,998
Mr. Wagner	977	15,000	—	75,113	10,000	101,090
Mr. Hedgebeth	977	6,720	—	80,906	10,000	98,603
(a)    All regular employees in the United States, including our NEOs, are eligible to receive annual physical and wellness incentives. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program. Due to Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual use of this program by individual officers.
(b)    This column reflects reimbursement for professional advice related to tax, estate and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(c)    For Mr. Tillman, this column reflects access to a Company-provided car service. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers.
(d)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(e)    The amounts shown represent contributions made on behalf of the NEOs for 2020 contributions under our matching gifts programs for universities and approved not-for-profit charities.

MARATHON OIL | EXECUTIVE COMPENSATION 44

GRANTS OF PLAN-BASED AWARDS IN 2020
The following table provides information about all plan-based LTI awards (stock options, restricted stock, restricted stock units and performance units) granted to each named executive officer during 2020. The awards listed in the table were granted under the Marathon Oil Corporation 2019 Incentive Compensation Plan, or 2019 Plan, and are described in more detail in “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus		567,000	1,620,000	3,240,000
	Performance Units	02/19/2020				237,249	439,350	878,700				4,375,926
	Stock Options	02/19/2020								479,166	10.47	1,830,414
	Restricted Stock Units	02/19/2020							263,610			2,759,997
T. Mitchell Little	Annual Cash Bonus		178,500	510,000	1,020,000
	Performance Units	02/19/2020				64,470	119,388	238,776				1,189,104
	Stock Options	02/19/2020								130,208	10.47	497,395
	Restricted Stock	02/19/2020							71,633			749,998
Dane E. Whitehead	Annual Cash Bonus		174,753	499,293	998,586
	Performance Units	02/19/2020				64,470	119,388	238,776				1,189,104
	Stock Options	02/19/2020								130,208	10.47	497,395
	Restricted Stock Units	02/19/2020							71,633			749,998
Patrick J. Wagner	Annual Cash Bonus		148,750	425,000	850,000
	Performance Units	02/19/2020				51,575	95,510	191,020				951,280
	Stock Options	02/19/2020								104,166	10.47	397,914
	Restricted Stock	02/19/2020							57,306			599,994
Reginald D. Hedgebeth	Annual Cash Bonus		171,063	488,750	977,500
	Performance Units	02/19/2020				46,418	85,959	171,918				856,152
	Stock Options	02/19/2020								93,750	10.47	358,125
	Restricted Stock	02/19/2020							51,575			539,990
(1)    This column shows potential payout opportunity established for the 2020 performance period under the Company’s Annual Cash Bonus Program. The actual amounts paid to each NEO under the program for 2020 are disclosed in the Summary Compensation Table.
(2)    Performance units, restricted stock and restricted stock units, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, are paid in stock.
(3)    The amounts shown in this column reflect the total grant date fair values of stock options, restricted stock, restricted stock units and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 19, 2020 was $3.82. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 19 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2020. See “Long-Term Incentive Awards” for more information about restricted stock, restricted stock units, stock options and performance unit awards.

45 MARATHON OIL | EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table provides information about the unexercised stock options (vested and unvested) and unvested restricted stock and restricted stock units held by each NEO as of December 31, 2020.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units			Equity Incentive Plan Awards (Performance Units)
Name	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (9)
Lee M. Tillman
	229,886	—	34.65	8/15/2023	170,455	(2)	1,136,935	284,091	(5)	1,894,887
	330,189	—	34.03	2/25/2024	164,383	(3)	1,096,435	273,972	(6)	1,827,393
	256,591	—	29.06	2/25/2025	263,610	(4)	1,758,279	439,350	(7)	2,930,465
	212,000	—	7.22	2/24/2026
	242,473	—	15.76	2/22/2027
	199,276	99,638	14.52	2/28/2028
	90,196	180,392	16.79	2/27/2029
	—	479,166	10.47	2/19/2030
T. Mitchell Little
	18,947	—	33.06	5/25/2021	66,002	(2)	440,233	86,089	(5)	574,214
	2,309	—	26.92	8/31/2021	44,669	(3)	297,942	74,449	(6)	496,575
	5,009	—	35.06	2/28/2022	71,633	(4)	477,792	119,388	(7)	796,318
	33,700	—	32.86	2/26/2023
	56,604	—	34.03	2/25/2024
	70,299	—	29.06	2/25/2025
	58,667	—	7.22	2/24/2026
	79,240	—	15.76	2/22/2027
	60,386	30,194	14.52	2/28/2028
	24,509	49,020	16.79	2/27/2029
	—	130,208	10.47	2/19/2030
Dane E. Whitehead
	148,971	—	16.28	3/7/2027	45,455	(2)	303,185	75,758	(5)	505,306
	53,140	26,571	14.52	2/28/2028	42,882	(3)	286,023	71,471	(6)	476,712
	23,529	47,059	16.79	2/27/2029	71,633	(4)	477,792	119,388	(7)	796,318
	—	130,208	10.47	2/19/2030
Patrick J. Wagner
	56,883	—	35.91	5/9/2024	47,522	(2)	316,972	61,984	(5)	413,433
	35,150	—	29.06	2/25/2025	35,735	(3)	238,352	59,559	(6)	397,259
	26,667	—	7.22	2/24/2026	57,306	(4)	382,231	95,510	(7)	637,052
	31,696	—	15.76	2/22/2027
	43,478	21,740	14.52	2/28/2028
	19,607	39,216	16.79	2/27/2029
	—	104,166	10.47	2/19/2030
Reginald D. Hedgebeth
	105,449	—	15.31	4/26/2027	33,058	(2)	220,497	55,097	(5)	367,497
	38,648	19,324	14.52	2/28/2028	30,375	(3)	202,601	50,625	(6)	337,669
	16,666	33,334	16.79	2/27/2029	51,575	(4)	344,005	85,959	(7)	573,347
	—	93,750	10.47	2/19/2030

MARATHON OIL | EXECUTIVE COMPENSATION 46

(1) All stock options listed in this column vest in one-third increments on each anniversary of the grant date, and expire 10 years from the date of grant.
(2) Shares of restricted stock vest, subject to certain exceptions, in February 2021.
(3) Shares of restricted stock vest, subject to certain exceptions, in February 2022.
(4) Shares of restricted stock/units vest, subject to certain exceptions, in February 2023.
(5) Share-based performance units granted in 2018 and have a performance period of January 1, 2018 to December 31, 2020. Awards are reflected assuming target performance.
(6) Share-based performance units granted in 2019 and have a performance period of January 1, 2019 to December 31, 2021. Awards are reflected assuming target performance.
(7) Share-based performance units granted in 2020 and have a performance period of January 1, 2020 to December 31, 2022. Awards are reflected assuming target performance.
(8) This column reflects the value of unvested restricted stock/units held by each NEO on December 31, 2020, using a December 31, 2020 closing stock price of $6.67.
(9) This column reflects the value of awards under our performance unit program based on target performance, using a December 31, 2020 closing stock price of $6.67. These estimated payouts are not necessarily indicative of actual payout at the end of the performance period.

OPTION EXERCISES AND STOCK VESTED IN 2020
The following table provides information about the value realized by the NEOs on option award exercises and stock vesting during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lee M. Tillman	—	—	355,608	4,413,095
T. Mitchell Little	—	—	130,561	1,561,004
Dane E. Whitehead	—	—	148,752	1,214,294
Patrick J. Wagner	—	—	56,816	662,419
Reginald D. Hedgebeth	—	—	25,610	126,257
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    Included in this column are the vesting of restricted stock, as well as the following vested performance units that were settled in cash: for Mr. Tillman, 222,255; for Mr. Little, 72,633; for Mr. Whitehead, 63,917; and for Mr. Wagner, 29,053.
(3)    Calculated based on the fair market value of the shares on the vesting date and includes the following cash payments for dividend equivalents on vested performance units: for Mr. Tillman, $133,353; for Mr. Little, $43,580; for Mr. Whitehead, $38,350; and for Mr. Wagner, $17,432.

POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:
»    Marathon Oil Company Thrift Plan, or Thrift Plan: a tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.
»    Retirement Plan of Marathon Oil Company, or Retirement Plan: a tax qualified defined benefit pension plan.
»    Marathon Oil Company Excess Benefit Plan, or Excess Plan: a nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.

47 MARATHON OIL | EXECUTIVE COMPENSATION

»    Marathon Oil Company Deferred Compensation Plan, or Deferred Compensation Plan: a nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.
All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.
Retirement Plan
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2020 was 3%.
For 2020, Mr. Little received a pay credit equal to 11% of eligible compensation. Messrs. Tillman, Whitehead, Wagner and Hedgebeth received pay credits equal to 9% of eligible compensation.
Participants who began employment prior to January 1, 2010 also have a portion of their benefit calculated under a legacy final average pay formula, which is referred to as the Legacy formula. Mr. Little is the only NEO with a Legacy benefit. Up to 37.5 years of participation may be recognized under the formula, and only service earned prior to January 1, 2010 is recognized. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including Thrift Plan deferrals but excluding amounts deferred under our nonqualified Deferred Compensation Plan). LTI compensation is not included. Final average pay was frozen as of July 6, 2015, but vesting service and age continue to be updated under the Legacy formula.
The monthly benefit under the Legacy formula is calculated as follows:

[	1.6%	x	Final Average Pay	x	Years of Participation	]	-	[	1.33%	x	Estimated Primary SS Benefit	x	Years of Participation	]
Normal retirement age under the Retirement Plan is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Legacy formula upon reaching age 62. Retirement Plan benefits include various annuity options and a lump sum distribution option. Participants are eligible for early retirement subsidies under the Legacy formula upon reaching age 50 and completing ten years of vesting service. Mr. Little is eligible for early retirement subsidies.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
Excess Plan - Defined Benefit Portion
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.

MARATHON OIL | EXECUTIVE COMPENSATION 48

Pension Benefits Table
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2020. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	7.42	218,252	—
	Marathon Oil Company Excess Benefit Plan	7.42	1,776,171	—
T. Mitchell Little	Retirement Plan	34.00	1,801,112	—
	Marathon Oil Company Excess Benefit Plan	34.00	4,877,543	—
Dane E. Whitehead	Retirement Plan	3.83	106,077	—
	Marathon Oil Company Excess Benefit Plan	3.83	279,220	—
Patrick J. Wagner	Retirement Plan	6.75	191,492	—
	Marathon Oil Company Excess Benefit Plan	6.75	397,116	—
Reginald D. Hedgebeth	Retirement Plan	3.75	106,364	—
	Marathon Oil Company Excess Benefit Plan	3.75	240,438	—
(1)    Represents the number of years the NEO has participated in the plan. However, Plan Participation Service, used to calculate each participant’s benefit under the Legacy formula, was frozen as of December 31, 2009.
(2)    Assuming a discount rate of 2.52%, a lump sum interest rate of 0.02%, the RP2000 combined healthy mortality table weighted 75% male and 25% female, a lump sum election rate of 100% for the non‑qualified plan and 90% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.

NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three-year vesting requirement for Company contributions. All NEOs have met the vesting requirement. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
Deferred Compensation Plan
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her eligible compensation each year. Messrs. Wagner and Hedgebeth elected to defer compensation for 2020. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan.

49 MARATHON OIL | EXECUTIVE COMPENSATION

Excess Plan - Defined Contribution Portion
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Managed Income Portfolio II” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2020 was 2.02%.
Nonqualified Deferred Compensation Table
The following table shows each NEO’s accumulated benefits under our Deferred Compensation Plan for 2020; the NEOs had no accumulated benefits under the defined contribution portion of our Excess Plan for 2020.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation	—		197,868	326,805	—	1,912,121
T. Mitchell Little	Deferred Compensation	—		63,759	12,312	—	648,104
Dane E. Whitehead	Deferred Compensation	—		61,071	33,692	—	253,266
Patrick J. Wagner	Deferred Compensation	107,304	(2)	55,701	235,919	—	1,281,406
Reginald D. Hedgebeth	Deferred Compensation	115,580	(2)	61,575	66,031	—	445,962
(1)    The amounts shown in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.
(2)    Reflects elective 2020 salary deferrals under the plan and, for Messrs. Wagner and Hedgebeth, also includes a 2019 bonus deferral amount that was paid in 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance or change in control agreements with our NEOs. Rather, we provide a Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (Change in Control Plan), which is described in more detail below.
Retirement or Separation
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information, see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
Unvested outstanding equity awards generally forfeit upon a separation from service. Certain of our outstanding equity awards include limited exceptions in connection with retirement. If a NEO retires, unvested restricted stock awards are forfeited, except in the case of mandatory retirement (age 65). Unvested restricted stock unit awards will continue to vest based on the original vesting date if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested stock options granted prior to 2019 forfeit upon retirement; all other unvested stock options vest if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested performance units are forfeited upon a separation from service unless a NEO is at least age 50 with

MARATHON OIL | EXECUTIVE COMPENSATION 50

ten years of service, has worked at least half of the performance period and meets certain other requirements, in which case awards may be vested on a prorated basis at the Committee’s discretion. Mr. Little was the only NEO who met the retirement vesting criteria for certain awards.
Death or Disability
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. LTI awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, LTI awards would generally continue to vest as if the NEO remained actively employed during the period of disability (meaning the NEO has been determined to be disabled under the Company’s long-term disability plan or can provide proof of a Social Security determination of disability). However, for restricted stock/restricted stock units and stock options granted in 2019 and later, upon termination of employment not for cause while during a period of disability, the awards will immediately vest in full.
Change in Control
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Change in Control Plan provides severance benefits if employment is terminated under certain circumstances generally following a change in control.
Under the Change in Control Plan, a change in control generally will have occurred if:
»    Any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;
»    Our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;
»    We merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;
»    Our stockholders approve a plan of complete liquidation of Marathon Oil; or
»    We sell all or substantially all of our assets.
If an NEO was terminated in 2020 without cause or resigned for good reason following a change in control (or prior to a change in control if the NEO reasonably demonstrates that such termination of employment was at the request of actions by a third party who has taken steps reasonably calculated to effect a change in control), he or she would be entitled to the following:
»    a cash payment of up to three times the sum of (1) the NEO’s base salary (as in effect immediately prior to the occurrence of the circumstances giving rise to the termination from employment or, if higher, immediately prior to the change in control) and (2) the average bonus awarded to the NEO in the three years before the termination from employment or, if higher, before the change in control;
»    a cash payment equal to the NEO’s annual bonus at target level multiplied by a fraction equal to the number of days in the bonus calculation year during which the NEO was employed divided by 365; and
»    a cash payment equal to eighteen times the monthly COBRA premium in effect at the NEO’s termination from employment for the level of coverage in which the NEO participated immediately prior to his or her termination from employment.
These benefits are not payable if the termination is for cause (as defined in the Change in Control Plan) or due to mandatory retirement, death, disability or resignation (other than for good reason, as defined in the Change in Control Plan) by the NEO.
The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.

51 MARATHON OIL | EXECUTIVE COMPENSATION

If a change in control occurs prior to the end of a performance period, unvested performance units granted in and prior to 2020 will vest at the applicable performance percentage based on Marathon Oil’s actual relative TSR ending on the last regular trading day immediately prior to the date of the change of control.
Accelerated vesting of restricted stock, restricted stock units and stock options will occur generally only if an NEO is involuntarily terminated within the two years following a change in control.
The Change in Control Plan will continue in effect for two years after a change in control.
The following tables assume a termination date or change in control date of December 31, 2020, the last business day of 2020, based on Change in Control Plan terms in effect as of that date. The value of the equity awards (accelerated vesting of restricted stock awards, stock options and performance unit awards) was calculated using the December 31, 2020 closing market price for our common stock $6.67 and based on a performance period ending December 31, 2020. The value of performance unit awards assumes that the 2018 Performance Units would vest and be paid out at 100% (based on the negative TSR provision in the award that caps vesting at target) and the 2019 and 2020 Performance Units would vest and be paid out at 0% and 60%, respectively. Messrs. Little and Hedgebeth were no longer employed after December 31, 2020 and therefore are no longer eligible for payouts under the Change in Control Plan.
Payments Upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	3,653,166
T. Mitchell Little	1,052,005
Dane E. Whitehead	983,097
Patrick J. Wagner	795,664
Reginald D. Hedgebeth	711,505
Payments Upon a Change in Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI(1) ($)	Severance Payment (2) ($)	Welfare Benefits(3) ($)	Total Payments ($)
Lee M. Tillman	7,644,814	10,908,000	36,184	18,588,998
T. Mitchell Little	2,267,973	4,273,500	36,184	6,577,657
Dane E. Whitehead	2,050,097	4,104,314	36,184	6,190,595
Patrick J. Wagner	1,733,219	3,637,751	36,184	5,407,154
Reginald D. Hedgebeth	1,478,608	3,909,728	36,184	5,424,520
(1)    Reflects the accelerated vesting of LTI only in a “double-trigger vesting change in control” event, i.e., an event in which the executive’s employment is involuntarily terminated after a change in control. Restricted Stock/Restricted Stock Units and Stock Options only receive accelerated vesting in the event of a double-trigger change in control.
(2)    Severance payments were calculated without regard to the temporary 2020 base pay reductions.
(3)    Reflects an amount equal to 18 months multiplied by the monthly COBRA premium in effect at the NEO’s date of separation from service for the level of coverage in which the NEO participated immediately prior to the date of separation from service.

MARATHON OIL | EXECUTIVE COMPENSATION 52

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tillman, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is consistent with applicable law, regulatory and other guidance.

PAY RATIO
For our last completed fiscal year, the annual total compensation for our median employee was $132,820. The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $12,063,718. Thus, we estimate that our CEO’s compensation was 91 times the median of the annual total compensation for all of our employees.

METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
To identify the annual total compensation for all of our employees for purposes of identifying our median employee, we selected October 1, 2020, as our measurement date to allow sufficient time to gather data from the two main payroll systems we use, which are located in the United States and Equatorial Guinea.
The majority of our employees are on our United States payroll, and the compensation used for employees on the United States payroll is compensation that would be reflected in Box 5 of Form W-2 for the period from January 1, 2020 to September 30, 2020.
The compensation used for employees on the Equatorial Guinea payroll reflects pay from December 16, 2019 through September 15, 2020 and includes basic pay, absence pay, overtime amounts, offshore premiums and shift differential payments, as well as annual cash bonus amounts paid on March 15, 2020, and October bonus amounts paid on October 12, 2020. These October bonus amounts were included because they reflect work done prior to October 1, and their inclusion provides Equatorial Guinea payroll information that is more consistent with the measures used for the United States payroll.
These measures of compensation were selected based on our view that each measure provides a reasonable estimate of the comprehensive compensation payments to our employees on each of the relevant payrolls. Taken in the aggregate, we believe this data provides a reasonable estimate of the annual total compensation of all employees of Marathon Oil Corporation and its consolidated subsidiaries.
As of October 1, 2020, our total employee population consisted of 1,732 employees working at Marathon Oil Corporation and its consolidated subsidiaries, which includes all full-time, part-time and seasonal or temporary employees. Of this total, 1,273 were United States payroll employees, which includes our United States payroll expatriate employees, and 459 were Equatorial Guinea payroll employees.
Using this methodology, we determined that our median employee was a salaried, full-time employee working in the United States.
53 MARATHON OIL | CEO PAY RATIO

TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when our Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:
»    Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
»    The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners and certain information regarding such five percent beneficial owners, including if the owner is an individual, the same information requested of directors and executive officers as noted above.
»    Any related person proposed transaction that involve an amount in excess of $120,000 is submitted to the Corporate Governance and Nominating Committee or the Board at the next regularly scheduled meeting or, in certain cases, to the Committee Chair or other uninterested member of the Corporate Governance and Nominating Committee delegated authority to act on such matters. The facts and circumstances of each proposed related person transaction are reviewed and considered, and a determination is made regarding whether to approve it.
»    Additionally, the Company’s accounts payable and accounts receivable produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related person identified in the lists mentioned above, which are reviewed internally to determine if there are any related person transactions that were not previously approved or ratified. If any such transaction is identified based on this review, it is promptly submitted to the Corporate Governance and Nominating Committee, Committee Chair or other member of the Corporate Governance and Nominating Committee, as appropriate, which reviews the transaction and considers all of the relevant facts and circumstances and a determination is made regarding ratification, modification or termination of the identified transaction. If any such transaction is identified, Internal Audit will perform an evaluation of the Company’s controls and procedures.
»    The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Corporate Governance and Nominating Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.
During 2020, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

MARATHON OIL | TRANSACTIONS WITH RELATED PERSONS 54

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist our Board in fulfilling its oversight responsibilities relating to, among other things:
»    the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
»    the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;
»    the performance of the internal audit function;
»    the Company’s compliance with legal and regulatory requirements; and
»    the Company’s risk management process.
The Audit and Finance Committee is comprised of six directors, each of whom has been determined by our Board to be independent and financially literate under the NYSE’s requirements. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2021. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2016, effective for 2017.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2021 at the Annual Meeting. The Audit and Finance Committee and our Board believe the appointment of PwC as our independent auditor for 2021 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2021” for more information on our pre-approval policy.
On February 24, 2021, the Audit and Finance Committee confirmed that in connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2020 and the report on internal control over financial reporting for 2020:
»    The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2020.

55 MARATHON OIL | AUDIT AND FINANCE COMMITTEE

»    The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Committee discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
»    The Audit and Finance Committee received the written disclosures and the letter from PwC required by the PCAOB for independent auditor communications with audit committees concerning independence, and has discussed with PwC that firm’s independence. The Committee has also considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.
Based on this review and discussion, the Audit and Finance Committee recommended to our Board that the Company’s audited financial statements for the year ended December 31, 2020 and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2020 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Marcela E. Donadio, Chair
Gregory H. Boyce
Jason B. Few
M. Elise Hyland
Holli C. Ladhani (Audit and Finance Committee member as of March 31, 2021)
Brent J. Smolik

MARATHON OIL | AUDIT AND FINANCE COMMITTEE 56

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2021
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2021. While the Audit and Finance Committee is responsible for appointing, approving compensation for and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2021. PwC served as the Company’s independent auditor during 2020. We believe the appointment of PwC as our independent auditor for 2021 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2021.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2020 and 2019 were (in thousands):

	2020	2019
Audit Fees	$4,546	$5,647
Audit-Related Fees	90	151
Tax Fees	283	63
All Other Fees	5	5
Total	$4,924	$5,896
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.

57 MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR

The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com under Investors—Corporate Governance—Policies and Statements. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2020 and 2019, and did not utilize the de minimus exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2021.
☑

MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR 58

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established executive compensation programs that reward both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2022 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
☑

59 MARATHON OIL | PROPOSAL 3: ADVISORY VOTE TO APPROVE NEO COMPENSATION

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/MRO2021, on Wednesday, May 26, 2021 at 10:00 a.m. Central Time. You can attend the Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form or Notice. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting, and a technical support number will be posted on the login page. Authenticated stockholders admitted to the Annual Meeting may submit questions, vote shares electronically or view the stockholder list. If you do not have a control number, you may attend the Annual Meeting as a guest, but will not have the option to vote, view the stockholder list or submit questions during the Annual Meeting.

What am I voting on and how does our Board recommend that I vote?
Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of Directors	FOR the proposal	4
2	Ratification of Independent Auditor for 2021	FOR the proposal	57
3	Advisory Vote to Approve the 2020 Compensation of Our Named Executive Officers	FOR the proposal	59
Who may vote?
You may vote at the annual meeting and any postponement or adjournment thereof if you held Marathon Oil common stock at the close of business on March 29, 2021, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 788,250,908 shares of Marathon Oil common stock outstanding and entitled to vote.

If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name, you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote. Beneficial owners are also invited to attend the Annual Meeting. You can attend the Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form or Notice.

Who is soliciting my vote?
Our Board is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) to our stockholders on or about April 14, 2021. You may access the proxy materials online or request a printed set of the proxy materials by following the instructions in the Notice.

What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement and our 2020 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April 14, 2021.

MARATHON OIL | QUESTIONS AND ANSWERS 60

Q&A ABOUT THE ANNUAL MEETING
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials online. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials online or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How do I vote? There are four ways to vote:
ONLINE	Vote online at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE	Vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
MAIL	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.
VIRTUAL MEETING	You may vote electronically at the Annual Meeting. You will need the 16-digit control number included in your Notice, proxy card or voting instructions.
To be counted, votes online, telephone or mail must be received by 11:59 p.m. Eastern Time on May 25, 2021, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 23, 2021, for shares held in the Marathon Oil Company Thrift Plan and the Marathon Petroleum Thrift Plan.
May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:
»    voting again by telephone or online;
»    sending us a signed proxy card dated later than your last vote;
»    notifying the Corporate Secretary of Marathon Oil in writing; or
»    voting electronically at the meeting.

How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
Each other proposal will require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.

What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors and approval of executive compensation, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.

61 MARATHON OIL | QUESTIONS AND ANSWERS

Q&A ABOUT THE ANNUAL MEETING
How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.

How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary between December 16, 2020 and January 15, 2021, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.

If I want to submit a stockholder proposal for consideration at the 2022 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2022 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on December 15, 2021. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our Corporate Secretary on or after December 15, 2021, and no later than the close of business on January 14, 2022, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.

If I want to nominate a director for consideration at the 2022 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to our Board for inclusion in our 2022 Proxy Statement in accordance with the “proxy access” provisions of our By-laws. Stockholder nominations for director submitted for inclusion in our 2022 Proxy Statement must be received in writing by our Corporate Secretary on or after December 15, 2021, and no later than the close of business on January 14, 2022, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our Corporate Secretary on or after December 15, 2021, and no later than the close of business on January 14, 2022, and must otherwise comply with all of the requirements of the By-laws.

Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Shareholder Services Office, 5555 San Felipe Street, Houston, Texas, 77056-2701.

MARATHON OIL | QUESTIONS AND ANSWERS 62

OTHER BUSINESS
As of the date of this Proxy Statement, our Company received no proposal, nomination for directors or other business submitted in accordance with its Bylaws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

By order of our Board of Directors,
Kim Warnica
Senior Vice President, General Counsel and Secretary
April 14, 2021
Houston, Texas
Your vote is very important – please vote promptly.

MARATHON OIL | OTHER BUSINESS 63

EMPOWERED TO MAKE A DIFFERENCE

MarathonOil

Photo of rig in the Bakken, operated by Marathon Oil Corporation.

Marathon Oil Corporation
5555 San Felipe Street
Houston, TX 77056

C/O SHAREHOLDER SERVICES P.O. BOX 2069 HOUSTON, TX 77252-2069

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 25, 2021, for shares held by registered holders directly and 11:59 p.m. EDT on May 23, 2021, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Marathon Oil Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 25, 2021, for shares held by registered holders directly and 11:59 p.m. EDT on May 23, 2021, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 25, 2021, for shares held by registered holders directly and at 11:59 p.m. EDT on May 23, 2021, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E72424-P18800-Z74359	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1a. through 1h.
1	Election of directors for a one-year term expiring in 2022

	Nominees:	For	Against	Abstain
	1a. Chadwick C. Deaton	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2	For	Against	Abstain
	1b. Marcela E. Donadio	☐	☐	☐	2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2021.	☐	☐	☐
	1c. Jason B. Few	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 3
	1d. M. Elise Hyland	☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
	1e. Holli C. Ladhani	☐	☐	☐
	1f. Brent J. Smolik	☐	☐	☐
	1g. Lee M. Tillman	☐	☐	☐
	1h. J. Kent Wells	☐	☐	☐
		☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2021 ANNUAL MEETING OF STOCKHOLDERS

The Meeting will be conducted exclusively online at www.virtualshareholdermeeting.com/MRO2021 on Wednesday, May 26, 2021, 10:00 a.m. Central Time.
 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2021 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

ê(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)ê
D33898-P51245

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual
Meeting of Stockholders on May 26, 2021

For shares held by registered holders
The undersigned hereby appoints Lee M. Tillman and Kimberly O. Warnica, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 26, 2021, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2021 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan
These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2021 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 23, 2021, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE